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CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Offered	Amount to be Registered	Offering Price	Amount of Registration Fee(1)

9% Notes due May 15, 2014	$250,000,000	$250,000,000	$13,950.00

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to rule 424B2
File No. 333-150669

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 6, 2008

$250,000,000

9% Notes due May 15, 2014

        We will pay interest on the notes each May 15 and November 15. The first interest payment will be made on November 15, 2009. We may redeem some or all of the notes at any time at the redemption prices described under the caption "Description of the Notes—Redemption." The notes have no sinking fund provisions.

        The notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-9.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to Us (1)
Per Note	100.00%	0.60%	99.40%
Total	$250,000,000	$1,500,000	$248,500,000
(1)
Plus accrued interest, if any, from May 14, 2009.

        Delivery of the notes in book-entry form only, will be made on or about May 14, 2009.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	RBS

Senior Co-Managers

BMO Capital Markets	Scotia Capital	Wedbush Morgan Securities Inc.

Co-Managers

US Bancorp Investments, Inc.	Wachovia Securities	The Williams Capital Group, L.P.

The date of this prospectus supplement is May 11, 2009.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different or additional information. Further, you should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and certain terms of the notes. The second part is the accompanying prospectus, which gives more general information. To the extent the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-i

NOTICE TO INVESTORS

        This prospectus supplement and the accompanying prospectus do not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

        In making an investment decision, prospective investors must rely on their own examination of the Company and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus supplement or the accompanying prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is permitted to purchase the securities under applicable law.

        This prospectus supplement and the accompanying prospectus contain summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us.

S-ii

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus include "forward-looking statements" as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus supplement and the accompanying prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions that we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the Risk Factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports that we file with the SEC from time to time, and the following:

  •
  Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and receive favorable rulings in periodic applications to recover costs for fuel and purchased power in our regulated utilities;

  •
  Our ability to obtain permanent financing for our recent acquisition and other capital expenditures on reasonable terms;

  •
  Our ability to successfully integrate and profitably operate any recent and future acquisitions;

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  The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;

  •
  Our ability to successfully maintain our corporate credit rating;

  •
  Our ability to complete the permitting, construction, start-up and operation of power generating facilities in a cost-effective and timely manner;

  •
  The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest or foreign exchange rates, and the demand for our services, any of which can affect our earnings, our financial liquidity and the underlying value of our assets;

  •
  Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by Federal, state and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force and equipment, or the possibility of reductions in our drilling program resulting from the current economic climate and commodity prices, which also may prevent us from maintaining production rates and replacing reserves with respect to our oil and gas properties;

  •
  Our ability to accurately estimate demand from our customers for natural gas;

  •
  Our ability to provide accurate estimates of proved oil and gas reserves, coal reserves and future production rates and associated costs;

  •
  The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;

  •
  The timing and extent of scheduled and unscheduled outages of power generation facilities;

  •
  The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;

  •
  The possibility that that we may be required to take impairment charges under the SEC's full cost ceiling test for the accumulated costs of our natural gas and oil reserves;

  •
  Changes in business and financial reporting practices arising from the enactment of the Energy Policy Act of 2005 ("EPA 2005") and subsequent rules and regulations promulgated thereunder;

  •
  Our ability to effectively use derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;

  •
  Our ability to minimize losses related to defaults on amounts due from customers and counterparties, including counterparties to trading and other commercial transactions;

  •
  The amount of collateral required to be posted from time to time in our transactions;

  •
  Our ability to comply, or to make expenditures required to comply, with changes in laws and regulations, particularly those relating to taxation, safety and protection of the environment and to recover those expenditures in our customer rates, where applicable;

  •
  Our ability to recover our borrowing costs, including debt service costs, in our customer rates;

  •
  Liabilities for environmental conditions, including remediation and reclamation obligations, under environmental laws;

  •
  Changes in state laws or regulations that could cause us to curtail our independent power production or exploration and production activities;

  •
  Weather and other natural phenomena;

  •
  Macro- and micro-economic changes in the economy and energy industry, including the impact of (i) consolidations and changes in competition, (ii) changing conditions in the capital and credit markets, which affect our ability to raise capital on favorable terms, and (iii) general economic and political conditions, including tax rates or policies and inflation rates;

  •
  The effect of accounting policies issued periodically by accounting standard-setting bodies;

  •
  The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions or events;

  •
  The outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements on our financial condition or results of operations;

  •
  Price risk due to marketable securities held as investments in benefit plans; and

  •
  Risk factors discussed elsewhere in this prospectus supplement.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and may not contain all of the information that is important to you. You should carefully read the more detailed information in the rest of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein about us and the notes being sold in this offering, including "Risk Factors," and the information to which we have referred you, including our consolidated financial statements and the related notes. Unless the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Black Hills," the "Company," "we," "us" and "our" refer to Black Hills Corporation and its subsidiaries.

 About Black Hills Corporation

        We are a diversified energy company. Our predecessor company, Black Hills Power and Light Company, was incorporated and began providing electric utility service in 1941 and began selling and marketing various forms of energy on an unregulated basis in 1956. We operate principally in the United States with two major business groups: Utilities and Non-regulated Energy.

Utilities Group

        Our Utilities Group conducts business in two segments: electric utilities and gas utilities.

  Electric Utilities

        Our electric utility segment conducts operations through the following subsidiaries: Black Hills Power, Inc. ("Black Hills Power"), which operates in South Dakota, Wyoming and Montana, Cheyenne Light, Fuel & Power Company ("Cheyenne Light"), which operates in Wyoming, and Colorado Electric Utility Company, LP ("Colorado Electric"), which operates in Colorado and was acquired by us in July 2008 as part of our acquisition of Aquila, Inc.'s ("Aquila") regulated electric utility in Colorado and its regulated gas utilities in Colorado, Kansas, Nebraska and Iowa (the "Aquila Transaction"). Cheyenne Light's gas distribution operations are also included in this segment. Our electric utilities generate, transmit and distribute electricity to approximately 202,100 customers in Colorado, Montana, South Dakota and Wyoming, and distribute natural gas to roughly 33,300 customers in the vicinity of Cheyenne, Wyoming. Annual energy sales are approximately 5.7 million megawatt-hours of electricity and 4.8 billion cubic feet ("Bcf") of gas. We supply electricity principally to our own distribution systems and various wholesale customers under long-term contracts utilizing our utilities' electric generating facilities and purchased power contracts. Additionally, we sell excess power to other utilities and marketing companies, including affiliates.

        Following the Aquila Transaction, our owned interests in net electric generation capacity is 630 megawatts ("MW"). We also have long-term power purchase agreements that contribute toward meeting our capacity and electric supply needs.

        Colorado Electric currently has a power purchase agreement with the Public Service Company of Colorado under which Colorado Electric is entitled to purchase up to 280 MW of energy and capacity to supply its customers. This agreement expires at the end of 2011. We have recently completed a regulatory filing with the CPUC in which we have proposed to construct five natural gas-fired power plants with a total of 346 MW of generating capacity, along with 20 MW from wind energy and 4 MW from solar, and we have recently completed hearings in front of the CPUC in which we proposed to build such generation capacity to supply Colorado Electric's customers when the power purchase agreement expires. On February 24, 2009, the CPUC issued its initial decision. The decision allows Colorado Electric to construct two natural gas-fired power plants representing approximately 150 MW of the needed capacity. Colorado Electric has issued a request for proposals for the 175 to 200 MW of remaining need, with a bid due date in June 2009. Under the process outlined by the CPUC in its decision, we may submit proposals to provide all or part of the remaining 200 MW through our unregulated power generation subsidiary.

        Black Hills Power owns an electric transmission system of 497 miles of high voltage transmission lines (greater than 69 Kilovolts ("KV")) and 2,834 miles of low voltage lines (69 or fewer KV) within South Dakota and Wyoming, and jointly owns with Basin Electric Power Cooperative ("Basin Electric") and Powder River Energy Corporation 47 miles of high voltage lines in southwest South Dakota and northeast Wyoming. Black Hills Power also owns a 35 percent interest in a transmission tie that interconnects the western and eastern transmission grids, which are independently operated transmission grids serving the western United States and eastern United States, respectively. This transmission tie, which is 65 percent owned by Basin Electric, is one of only six direct current ties connecting the two grids. The total transfer capacity of the tie is 400 MW (200 MW from west to east and 200 MW from east to west). Cheyenne Light owns an electric transmission system consisting of 25 miles of high voltage transmission lines and 1,132 miles of low voltage transmission lines in Wyoming. Colorado Electric owns an electric transmission system consisting of 195 miles of high voltage transmission lines and 3,179 miles of low voltage transmission lines in Colorado.

  Gas Utilities

        Our gas utility segment conducts operations as "Black Hills Energy" through the following subsidiaries: Black Hills Colorado Gas Utility Company, LP, Black Hills Iowa Gas Utility Company, LLC, Black Hills Kansas Gas Utility Company, LLC, and Black Hills Nebraska Gas Utility Company, LLC, all of which we acquired in July 2008 as part of the Aquila Transaction. Our gas utilities distribute natural gas to approximately 524,000 customers in Colorado, Iowa, Kansas and Nebraska. We have stable customer counts and 100 percent fuel cost pass-through in each jurisdiction in which we operate, which allow for additional cash flow stability. We expect the total annual natural gas sales for this segment will be approximately 100 Bcf in 2009.

Non-regulated Energy Group

        Our Non-regulated Energy Group conducts business through four segments: oil and gas, coal mining, energy marketing and power generation.

  Oil and Gas

        Our oil and gas segment acquires, explores for, develops and produces natural gas and crude oil to be sold into the commodity markets. At December 31, 2008, we held operating interests in oil and gas properties, including approximately 562 gross and 525 net wells located in the San Juan Basin of New Mexico and Colorado, the Powder River and Big Horn Basins of Wyoming, the Piceance Basin of Colorado and the Nebraska section of the Denver Julesberg Basin. At December 31, 2008, we held non-operated interests in oil and natural gas properties including approximately 534 gross and 76 net wells located in several states including California, Colorado, Louisiana, Montana, North Dakota,

Oklahoma, Texas and Wyoming. At December 31, 2008, we had total reserves of approximately 186 billion cubic feet equivalent ("Bcfe") of natural gas and crude oil. Our 2008 annual production of natural gas and crude oil was approximately 14 Bcfe. Additionally, we own and operate natural gas gathering, compression and treating facilities in our San Juan and Piceance Basin operations, and a 44.7 percent non-operated interest in a gas processing plant adjacent to certain of our properties in Wyoming.

  Coal Mining

        Our coal mining segment mines and processes low-sulfur, sub-bituminous coal near Gillette, Wyoming. Our Wyodak mine is located in the Powder River Basin, one of the largest coal reserves in the United States, and had 2008 production of approximately 6 million tons. Our mining rights to the coal are based on four Federal leases and one state lease. As of December 31, 2008, we had coal reserves of approximately 274 million tons, based on internal engineering studies. The reserve life is equal to approximately 42 years at expected production levels. We sell substantially all of our coal production under long-term contracts to our electric utility subsidiaries and to PacifiCorp, a diversified energy company and co-owner of the Wyodak power plant located adjacent to our Wyodak mine. During 2008 we began selling coal under an additional contract to provide approximately 500,000 tons of coal per year to the 95 MW Wygen II plant, which is owned by our Cheyenne Light electric utility. Additionally, our coal mining operations will provide coal to the 110 MW Wygen III plant, which is currently being constructed by Black Hills Power and is expected to become operational in mid-2010.

  Energy Marketing

        Our energy marketing segment markets natural gas and crude oil principally in the Rocky Mountain, Western and Mid-continent regions of the United States and Canada. Our energy marketing operations focus primarily on producer services and wholesale natural gas marketing. Our energy marketing operations involve the purchase, sale, storage and transportation of natural gas and crude oil, as well as a variety of services, including asset optimization, price risk management and customized offerings to producer and end-use clients. Our energy marketing customers include natural gas distribution companies, electric utilities, industrial users, oil and gas producers, other energy marketers and retail gas users. Our average daily marketing physical volumes for the year ended December 31, 2008, were approximately 1.9 million MMBtu (or million British thermal units) of gas and approximately 7,900 barrels of oil.

  Power Generation

        Our power generation segment acquires, develops and operates non-regulated power plants. Following our July 2008 divestiture of seven facilities with a combined 974 MW of capacity, our non-regulated power plant operations consist of 141 MW of net generation capacity. The majority of this generation capacity is located at our Gillette, Wyoming site, with smaller plants operating in Idaho.

Our Business Strategy

        We are a customer-focused integrated energy company. Our business is comprised of electric and natural gas utility operations; power generation; and fuel assets and services, including production and marketing operations for crude oil, natural gas and coal. Our focus on customers—whether they are utility customers or non-regulated generation, fuel or marketing customers—provides opportunities to expand our businesses. Our balanced, integrated approach to the energy business is supported by disciplined risk management practices.

        The diversity of our energy operations, which range from fuel production to retail utility sales, reduces reliance on any single business segment to achieve our strategic objectives. It helps reduce our overall corporate risk and enhances our ability to earn stronger returns for shareholders over the long term. Despite very challenging conditions in the capital markets, we have sufficient liquidity and solid cash flows and expect to be able to access the capital markets as needed.

        The following are key elements of our business strategy:

  •
  Complete the full, efficient integration of the five utility properties acquired in the Aquila Transaction, focusing on the achievement of operating synergies and cost reductions;

  •
  Provide stable long-term rates for customers and increase earnings by efficiently planning, constructing and operating rate-base power generation facilities needed to serve our electric utilities;

  •
  Proactively integrate alternative and renewable energy into our utility energy supply while remaining mindful of potential customer rate impacts;

  •
  Expand utility operations through selective acquisitions of electric and gas utilities consistent with our regional focus and strategic advantages;

  •
  Build and maintain strong relationships with wholesale power customers of both our utilities and our non-regulated power generation businesses;

  •
  Selectively grow our non-regulated power generation business in targeted Western markets by developing assets and selling most of the capacity and energy production through mid-and long-term contracts primarily to load-serving utilities;

  •
  Exploit our fuel cost advantages and our operating and marketing expertise to produce and sell power at attractive margins;

  •
  Grow our reserves and increase our production of natural gas and crude oil in a cost-effective manner;

  •
  Opportunistically expand our energy marketing operations including producer and end-use origination services and, as warranted by market conditions, natural gas and crude oil storage and transportation opportunities;

  •
  Diligently manage the credit, price and operational risks inherent in buying and selling energy commodities; and

  •
  Maintain an investment grade credit rating and ready access to debt and equity capital markets.

The Offering

Issuer	Black Hills Corporation.
Securities Offered	$250,000,000 aggregate principal amount of 9% Notes due 2014.
Maturity	May 15, 2014.
Interest Rate	9% per year (calculated using a 360-day year).
Interest Payment Dates	May 15 and November 15 of each year, beginning November 15, 2009.
Optional Redemption	The notes may be redeemed at our option, in whole or in part, at any time at the redemption price described under "Description of the Notes—Redemption."
Repurchase Upon Change of Control Triggering Event
Upon the occurrence of a "change of control triggering event," as defined under "Description of the Notes—Change of Control Triggering Event" in this prospectus supplement, we will be required to make an offer to repurchase the notes in cash at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.
Ranking
The notes will be our unsecured senior obligations. The notes will rank equally with all of our existing and future unsecured and unsubordinated indebtedness and senior to all of our future subordinated indebtedness. The notes will be effectively subordinated to any existing or future secured indebtedness. Because we are a holding company, the notes will also be structurally subordinated to the existing and future indebtedness of our subsidiaries as to their assets.
Use of Proceeds	We will use the estimated $247.8 million in net proceeds from this offering to repay outstanding debt. See "Use of Proceeds."
Trustee	The trustee under the indenture is Wells Fargo Bank, National Association.

Our Executive Offices

        We are incorporated in South Dakota and our headquarters and principal executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701. Our telephone number is (605) 721-1700.

Summary Historical Condensed Consolidated Financial Data

        The following summary historical consolidated financial data as of December 31, 2008, 2007, and 2006, and for the years then ended are derived from our audited consolidated financial statements as of these dates and for those years. The summary consolidated financial data presented in the table below as of and for the three months ended March 31, 2009, and 2008, are derived from our unaudited interim consolidated financial statements. The unaudited interim consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and the results of operations for these periods. You should read this summary consolidated financial data along (i) with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K filed on March 2, 2009 and (ii) with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited interim consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q filed on May 11, 2009, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Historical(1)
	Year ended December 31,				Three months ended March 31,
	2008(2)		2007(2)	2006(2)	2009	2008
	(dollars in thousands)
Statement of Income Data
Operating revenues	$1,005,790		$574,838	$542,585	$437,943	$152,850
Operating expenses	949,913		449,123	440,449	404,474	127,314

Operating income	$55,877		$125,715	$102,136	$33,469	$25,536

Income (loss) from continuing operations	$(52,167)		$75,281	$55,262	$25,625	$11,739
Income from discontinued operations, net of tax	157,247		23,491	25,757	766	5,052

Net income	$105,080		$98,772	$81,019	$26,391	$16,791

Consolidated Balance Sheet Data (end of period)
Total assets	$3,379,889		$2,469,634	$2,241,798	$3,081,109	$2,525,067

Short-term notes payable	703,800		$37,000	$145,500	$479,800	$73,000
Long-term debt, including current maturities	503,330		633,627	558,660	503,308	633,609
Common stockholders' equity	1,050,536		969,855	790,041	1,071,597	965,238

Total capitalization	$2,257,666		$1,640,482	$1,494,201	$2,054,705	$1,671,847

Other Financial Data
Ratio of earnings to fixed charges(3)	N/A	(4)	4.21	3.29	2.71	2.79

(1)
See our Current Report on Form 8-K filed on September 29, 2008, for unaudited condensed combined pro forma financial statements that give effect to the Aquila Transaction.

(2)
The financial data as of December 31, 2008, 2007, and 2006, and for the years then ended do not reflect the effects of our adoption, as of January 1, 2009, of SFAS 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51. We have determined that adoption of SFAS 160 will not have a material effect on our consolidated financial statements for such years.

(3)
The ratios were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations (before adjustment for income taxes, minority interests in consolidated subsidiaries or income or loss from equity investees), plus fixed charges, amortization of capitalized interest and distributed income of equity investees and less interest capitalized, preference security dividend requirements of consolidated subsidiaries and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and an estimate of the interest within rental expense.

(4)
In 2008, earnings were insufficient to cover fixed charges by $85.3 million.

RISK FACTORS

        Before you invest in the notes, you should be aware that there are various risks including those described below. You should carefully consider these risks together with all of the other information included in this document and the documents to which we have referred you. See "Where You Can Find More Information" in the accompanying prospectus.

Risks Related to Our Business

        The recent global financial crisis has made the credit markets less accessible and created a shortage of available credit. We may, therefore, be unable to obtain the financing needed to refinance debt, fund planned capital expenditures or otherwise execute our operating strategy.

        Our ability to execute our operating strategy is highly dependent upon our access to capital. Historically, we have addressed our liquidity needs (including funds required to make scheduled principal and interest payments, refinance debt and fund working capital and planned capital expenditures) with operating cash flow, borrowings under credit facilities, proceeds of debt and equity offerings and proceeds from asset sales. Our ability to access the capital markets and the costs and terms of available financing depend on many factors, including changes in our credit ratings, changes in the Federal or state regulatory environment affecting energy companies, volatility in commodity or electricity prices and general economic and market conditions.

        Recent financial distress within the global economy has caused significant disruption in the credit markets. Among other things, long-term interest rates on debt securities have increased significantly and the volume of equity and debt security issuances has decreased. Recent actions taken by the United States government, the Federal Reserve and other governmental and regulatory bodies may be insufficient to stabilize these markets. The longer such conditions persist, the more significant the implications become for us, including the possibility that adequate capital may not be available (or available on reasonable commercial terms) for us to refinance indebtedness remaining under our $383 million acquisition credit facility with The Royal Bank of Scotland Group, as successor administrative agent, and certain other lenders that provided funding for the Aquila Transaction (the "Acquisition Facility") after deployment of the net proceeds of this offering to a portion of the indebtedness thereunder as described under "Use of Proceeds." If we are unable to timely refinance the Acquisition Facility or further extend its December 29, 2009, maturity date, we could be required to consider additional measures to conserve or raise capital. Among other things, alternatives could include deferring portions of our planned capital expenditure program, selling assets, issuing equity, reducing or eliminating our dividend, or curtailing certain business activities. Moreover, if we cannot complete capital conservation or capital raising alternatives at sufficient levels on a timely basis, we may not be able to repay the Acquisition Facility on the December 29, 2009, maturity date. The failure to consummate the refinancing of the Acquisition Facility, and any actions taken in lieu of such refinancing, could have a material adverse effect on our results of operations, cash flows and financial condition.

        In addition, given that we are a holding company and that our utility assets are owned by our subsidiaries, if we are unable to adequately access the credit markets, we could be required to take additional measures designed to ensure that our utility subsidiaries are adequately capitalized to provide safe and reliable service. Possible additional measures would be evaluated in the context of market conditions then-prevailing, prudent financial management and any applicable regulatory requirements.

        The recent global financial crisis has also increased our counterparty credit risk.

        As a consequence of the global financial crisis, the creditworthiness of many of our contractual counterparties (particularly financial institutions) has deteriorated. As the creditworthiness of our counterparties deteriorates, we face increased exposure to counterparty credit default.

        We have established guidelines, controls and limits to manage and mitigate credit risk. For our energy marketing, production and generation activities, we seek to mitigate our credit risk by conducting a majority of our business with investment grade companies, setting tenor and credit limits commensurate with counterparty financial strength, obtaining netting agreements and securing our credit exposure with less creditworthy counterparties through parent company guarantees, prepayments, letters of credit and other security agreements. Although we aggressively monitor and evaluate changes in our counterparties' credit status and adjust the credit limits based upon changes in the customer's creditworthiness, our credit guidelines, controls and limits may not protect us from increasing counterparty credit risk under today's stressed financial conditions. To the extent the financial crisis causes our credit exposure to contractual counterparties to increase materially, such increased exposure could have a material adverse effect on our results of operations, cash flows and financial condition.

        National and regional economic conditions may cause increased late payments and uncollectible accounts, which would reduce earnings and cash flows.

        A prolonged recession may lead to an increase in late payments from retail and commercial utility customers, as well as our non-utility customers (including marketing counterparties). If late payments and uncollectible accounts increase, our earnings and cash flows from our continuing operations may be reduced.

        We may not be able to effectively integrate the utility operations acquired from Aquila into our existing businesses and operations, or achieve the anticipated results of the Aquila Transaction.

        We expect the Aquila Transaction to produce various benefits. Achieving the anticipated benefits of the acquisition is subject to a number of uncertainties, such as pending and future rate cases and operational and financial synergies. We cannot provide assurance that the businesses we acquired from Aquila will be integrated in an efficient and effective manner, or that they will be profitable after our integration efforts have been completed.

        Our credit ratings could be lowered below investment grade in the future. If this were to occur, it could impact our access to capital, our cost of capital and our other operating costs.

        Our issuer credit rating is "Baa3" (stable outlook) by Moody's; "BBB-" (stable outlook) by S&P; and "BBB" (stable outlook) by Fitch. Although we believe the Aquila Transaction and our disposition of seven of our independent power production plants to affiliates of Hastings Funds Management Limited and IIF BH Investment LLC, which disposition was consummated on July 11, 2008 (the "IPP Transaction"), have strengthened our financial profile and creditworthiness, we cannot assure that our credit ratings will not be lowered. Reduction of our credit ratings could impair our ability to refinance or repay our existing debt (including the Acquisition Facility) and to complete new financings on acceptable terms, or at all. A downgrade could also result in counterparties requiring us to post additional collateral under existing or new contracts or trades. In addition, a ratings downgrade would increase our interest expense under some of our existing debt obligations, including borrowings under our credit facilities.

        Regulatory commissions may refuse to approve some or all of the utility rate increases we have requested or may request in the future, or may determine that amounts passed through to customers were not prudently incurred and are, therefore, not recoverable.

        Our regulated electricity and natural gas utility operations are subject to cost-of-service regulation and earnings oversight. This regulatory treatment does not provide any assurance as to achievement of desired earnings levels. Our rates are regulated on a state-by-state basis by the relevant state regulatory authorities based on an analysis of our costs, as reviewed and approved in a regulatory proceeding. The rates that we are allowed to charge may or may not match our related costs and allowed return on invested capital at any given time. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the state public utility commissions will judge all of our costs, including our borrowing and debt service costs, to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that produce a full recovery of our costs and the return on invested capital allowed by the applicable state public utility commission.

        To some degree, each of our gas and electric utilities in South Dakota, Wyoming, Colorado, Montana, Nebraska, Iowa and Kansas is permitted to recover certain costs (such as increased fuel and purchased power costs, as applicable) without having to file a rate case. To the extent we pass through such costs to our customers and a state public utility commission subsequently determines that such costs should not have been paid by the customers, we may be required to refund such costs. Any such costs not recovered through rates, or any such refund, could negatively affect our revenues, cash flows and results of operations.

        We could incur additional and substantial write-downs of the carrying value of our natural gas and oil properties, which would adversely impact our earnings.

        We review the carrying value of our natural gas and oil properties under the full cost accounting rules of the SEC on a quarterly basis. This quarterly review is referred to as a ceiling test. Under the ceiling test, capitalized costs, less accumulated amortization and related deferred income taxes, may not exceed an amount equal to the sum of the present value of estimated future net revenues (adjusted for cash flow hedges) less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects. In calculating future net revenues, current spot prices and costs, as of the end of the appropriate quarterly period, are used. Such prices and costs are utilized except when different prices and costs are fixed and determinable from applicable contracts for the remaining term of those contracts. Two primary factors in the ceiling test are natural gas and oil reserve levels and current spot oil and gas prices, both of which impact the present value of estimated future net revenues. Revisions to estimates of natural gas and oil reserves, or an increase or decrease in prices, can have a material impact on the present value of estimated future net revenues. Any excess of the net book value, less deferred income taxes, is generally written off as an expense.

        We recorded non-cash impairment charges in the fourth quarter of 2008 and the first quarter of 2009 due to the full cost ceiling limitations of $59 million and $27.8 million after-tax, respectively. We may have to record additional non-cash impairment charges in 2009 if March 31, 2009, commodity prices persist or worsen. The SEC recently adopted new reporting and accounting requirements for oil and gas companies that will change the way we test for potential ceiling test impairments (i.e., testing will be based on 12-month average commodity prices rather than a single date spot price as of the test date). The new requirements are effective January 1, 2010, and are proposed to apply to our Annual Report on Form 10-K for the year ended December 31, 2009.

        We have deferred a substantial amount of taxes related to the gain associated with the assets sold in the IPP Transaction. If the Internal Revenue Service successfully challenges this deferral, our results of operations, financial position or liquidity could be adversely affected.

        We deferred tax payments of approximately $185 million as a result of the IPP Transaction and the Aquila Transaction. We cannot be certain that the Internal Revenue Service (the "IRS") will accept our position. If the IRS were to successfully assert a contrary position, we could be required to pay a significant amount of these deferred taxes earlier than currently forecasted.

        Estimates of the quantity and value of our proved oil and gas reserves may change materially due to numerous uncertainties inherent in estimating oil and natural gas reserves.

        There are many uncertainties inherent in estimating quantities of proved reserves and their values. The process of estimating oil and natural gas reserves requires interpretation of available technical data and various assumptions, including assumptions relating to economic factors. Significant inaccuracies in interpretations or assumptions could materially affect the estimated quantities and present value of our reserves. The accuracy of reserve estimates is a function of the quality of available data, engineering and geological interpretations and judgment, and the assumptions used regarding quantities of recoverable oil and gas reserves, future capital expenditures and prices for oil and natural gas. Actual prices, production, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary from those assumed in our estimates. These variances may be significant. Any significant variance from the assumptions used could cause the actual quantity of our reserves, and future net cash flow to be materially different from our estimates. In addition, results of drilling, testing and production, changes in future capital expenditures and fluctuations in oil and natural gas prices after the date of the estimate may result in substantial upward or downward revisions. The SEC has adopted revised reporting guidelines for reserves that will apply to our Annual Report on Form 10-K for the year ended December 31, 2009, although there is the possibility that the SEC will delay the compliance date until the Financial Accounting Standards Board has issued final accounting standards in line with the revised SEC rules. Key revisions include changes to the oil and gas pricing used to estimate reserves, the use of new technology for determining reserves and authorization for optional disclosure of probable and possible reserves.

        Estimates of the quality and quantity of our coal reserves may change materially due to numerous uncertainties inherent in three dimensional structural modeling.

        There are many uncertainties inherent in estimating quantities of coal reserves. The process of coal volume estimation requires interpretations of drill hole log data and subsequent computer modeling of the intersected deposit. Significant inaccuracies in interpretation or modeling could materially affect the quantity and quality of our reserve estimates. The accuracy of reserve estimates is a function of engineering and geological interpretation and judgment of known data, assumptions used regarding structural limits and mining extents, conditions encountered during actual reserve recovery and undetected deposit anomalies. Variance from the assumptions used and drill hole modeling density could result in additions or deletions from our volume estimates. In addition, future environmental, economic or geologic changes may occur or become known that require reserve revisions either upward or downward from prior reserve estimates.

        Our current or future development, expansion and acquisition activities may not be successful, which could impair our ability to execute our growth strategy.

        Execution of our future growth plan is dependent on successful ongoing and future acquisition, development and expansion activities. We can provide no assurance that we will be able to complete acquisitions or development projects we undertake or continue to develop attractive opportunities for growth. Factors that could cause our activities to be unsuccessful include:

  •
  our inability to obtain required governmental permits and approvals;

  •
  our inability to obtain financing on acceptable terms, or at all;

  •
  the possibility that one or more rating agencies would downgrade our issuer credit rating to below investment grade, thus increasing our cost of doing business;

  •
  our inability to successfully integrate any businesses we acquire;

  •
  our inability to retain management or other key personnel;

  •
  our inability to negotiate acceptable acquisition, construction, fuel supply, power sales or other material agreements;

  •
  the trend of utilities building their own generation or looking for developers to develop and build projects for sale to utilities under turnkey arrangements;

  •
  lower than anticipated increases in the demand for power in our target markets;

  •
  changes in Federal, state, local or tribal laws and regulations;

  •
  fuel prices or fuel supply constraints;

  •
  pipeline capacity and transmission constraints; and

  •
  competition.

        We can provide no assurance that results from any acquisition will conform to our expectations. There may be additional risks associated with the operation of any newly acquired assets.

        Successful acquisitions are subject to a number of uncertainties, many of which are beyond our control. Factors which may cause our actual results to differ materially from expected results include:

  •
  delay in, and restrictions imposed as part of, any required governmental or regulatory approvals;

  •
  the loss of management or other key personnel;

  •
  the diversion of our management's attention from other business segments; and

  •
  integration and operational issues.

        Construction, expansion, refurbishment and operation of power generating and transmission and resource extraction facilities involve significant risks which could reduce revenues or increase expenses.

        The construction, expansion, refurbishment and operation of power generating and transmission and resource extraction facilities involve many risks, including:

  •
  the inability to obtain required governmental permits and approvals;

  •
  contract restrictions upon the timing of scheduled outages;

  •
  cost of supplying or securing replacement power during scheduled and unscheduled outages;

  •
  the unavailability or increased cost of equipment and labor supply;

  •
  supply interruptions, work stoppages and labor disputes;

  •
  capital and operating costs to comply with increasingly stringent environmental laws and regulations;

  •
  opposition by members of public or special-interest groups;

  •
  weather interferences;

  •
  unexpected engineering, environmental and geological problems; and

  •
  unanticipated cost overruns.

        The ongoing operation of our facilities involves many of the risks described above, in addition to risks relating to the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. New plants may employ recently developed and technologically complex equipment, including newer environmental emission control technology. Any of these risks could cause us to operate below expected capacity levels, which in turn could reduce revenues, increase expenses or cause us to incur higher maintenance costs and penalties. While we maintain insurance, obtain warranties from vendors and obligate contractors to meet certain performance levels, the proceeds of such insurance and our rights under warranties or performance guarantees may not be timely or adequate to cover lost revenues, increased expenses or liquidated damage payments.

  Our operating results can be adversely affected by milder weather.

        Our utility businesses are seasonal businesses and weather patterns can have a material impact on our operating performance. Demand for electricity is typically greater in the summer and winter months associated with cooling and heating, and demand for natural gas is extremely sensitive to winter weather effects on heating requirements. Because natural gas is heavily used for residential and commercial heating, the demand for this product depends heavily upon winter weather patterns throughout our service territory and a significant amount of natural gas revenues are recognized in the first and fourth quarters related to the heating seasons. Accordingly, our utility operations have historically generated lower revenues and income when weather conditions are cooler in the summer and warmer in the winter. Unusually mild summers and winters therefore could have an adverse effect on our financial condition and results of operations.

        Because prices for our products and services and operating costs for our business are volatile, our revenues and expenses may fluctuate.

        A substantial portion of our net income in recent years was attributable to sales of wholesale electricity and natural gas into a robust market. Energy prices are influenced by many factors outside our control, including, among other things, fuel prices, transmission constraints, supply and demand, weather, general economic conditions and the rules, regulations and actions of system operators in those markets. Moreover, unlike most other commodities, electricity cannot be stored and therefore must be produced concurrently with its use. As a result, wholesale power markets are subject to significant, unpredictable price fluctuations over relatively short periods of time.

        The success of our oil and gas operations is affected by the prevailing market prices of oil and natural gas. Oil and natural gas prices and markets historically have also been, and are likely to continue to be, volatile. A decrease in oil or natural gas prices would not only reduce revenues and profits, but would also reduce the quantities of reserves that are commercially recoverable, and may result in charges to earnings for impairment of the net capitalized cost of these assets. Oil and natural gas prices are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty, and a variety of additional factors that are beyond our control. A decline in oil and natural gas price volatility could also affect our revenues and returns from energy marketing, which historically tend to increase when markets are volatile.

        Our mining operation requires a reliable supply of replacement parts, explosives, fuel, tires and steel-related products. If the cost of any of these increase significantly, or if a source of these supplies or mining equipment was unavailable to meet our replacement demands, our profitability could be lower than our current expectations. In recent years, industry-wide demand growth has exceeded supply growth for certain surface mining equipment and off-the-road tires. As a result, lead times for some items have generally increased to several months and prices for these items have increased significantly.

        Our hedging activities that are designed to protect against commodity price and financial market risks may cause fluctuations in reported financial results.

        We use various contracts and derivatives, including futures, forwards, options and swaps, to manage commodity price and financial market risks. The timing of the recognition of gains or losses on these economic hedges in accordance with GAAP does not always match up with the gains or losses on the items being hedged. The difference in accounting can result in volatility in reported results, even though the expected profit margin may be essentially unchanged from the dates the transactions were consummated.

        Our use of derivative financial instruments could result in material financial losses.

        From time to time, we have sought to limit a portion of the adverse effects resulting from changes in natural gas and crude oil commodity prices, and interest and foreign exchange rates by using derivative financial instruments and other hedging mechanisms and by the activities we conduct in our trading operations. To the extent that we hedge our commodity price and interest rate exposures, we forego the benefits we would otherwise experience if commodity prices or interest rates were to change in our favor. In addition, even though monitored by management, our hedging and trading activities can result in losses. Such losses could occur under various circumstances, including if a counterparty does not perform its obligations under the hedge arrangement, the hedge is economically imperfect, commodity prices or interest rates move unfavorably related to our physical or financial positions, or hedging policies and procedures are not followed.

        Our energy marketing and utility operations rely on storage and transportation assets owned by third parties to satisfy their obligations.

        Our energy marketing operations involve contracts to buy and sell natural gas, crude oil and other commodities, many of which are settled by physical delivery. We depend on pipelines and other storage and transportation facilities owned by third parties to satisfy our delivery obligations under these contracts. Our gas utilities also rely on pipeline companies and other owners of gas storage facilities to deliver natural gas to ratepayers and to hedge commodity costs. If storage capacity is inadequate or transportation is disrupted, our ability to satisfy our obligations may be hindered. As a result, we may be responsible for damages incurred by our counterparties, such as the additional cost of acquiring alternative supply at then-current market rates, or for penalties imposed by state regulatory authorities.

        Our business is subject to substantial governmental regulation and permitting requirements as well as environmental liabilities, including those we assumed in connection with certain acquisitions. We may be adversely affected if we fail to achieve or maintain compliance with existing or future regulations or requirements, or by the potentially high cost of complying with such requirements or addressing environmental liabilities.

        Our business is subject to extensive energy, environmental and other laws and regulations of Federal, state, tribal and local authorities. We generally must obtain and comply with a variety of licenses, permits and other approvals in order to operate, which can require significant capital expenditure and operating costs. If we fail to comply with these requirements, we could be subject to civil or criminal liability and the imposition of penalties, liens or fines, claims for property damage or personal injury, or environmental clean-up costs. In addition, existing regulations may be revised or reinterpreted, and new laws and regulations may be adopted or become applicable to us or our facilities, which could require additional unexpected expenditures and have a detrimental effect on our business.

        In connection with certain acquisitions, we assumed liabilities associated with the environmental condition of certain properties, regardless of when such liabilities arose, whether known or unknown, and in some cases agreed to indemnify the former owners of those properties for environmental liabilities. Future steps to bring our facilities into compliance or to address contamination from legacy operations, if necessary, could be expensive and could adversely affect our results of operation and financial condition. We expect our environmental compliance expenditures to be substantial in the future due to the continuing trends toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number of assets we operate.

        Federal and state laws concerning climate change and air emissions, including emission reduction mandates and renewable energy portfolio standards, may materially increase our generation and production costs and could render some of our generating units uneconomical to operate and maintain.

        We own and operate regulated and non-regulated fossil-fuel generating plants in South Dakota, Wyoming, Colorado and Idaho. We are constructing another fossil-fuel generating plant in Wyoming. Air emissions of fossil-fuel generating plants are subject to Federal, state and tribal regulation. Recent changes in Federal and state laws governing air emissions from fossil-fuel generating plants will result in more stringent emission limitations. As the issue of climate change, particularly with respect to CO2 and other greenhouse gas emissions by fossil-fuel generating plants, receives increased attention, additional or more stringent emission limitations or other requirements could be imposed. These limitations or other requirements could require us to incur significant additional costs relating to, among other things, the installation of additional emission control equipment, the acceleration of capital expenditures, the purchase of additional emissions allowances or offsets and the closure of certain generating facilities. To the extent our regulated fossil-fuel generating plants are included in rate base, we will attempt to recover costs associated with complying with emission standards or other requirements. We will also attempt to recover the emission compliance costs of our non-regulated fossil-fuel generating plants from utility and other purchasers of the power generated by our non-regulated power plants. Any unrecovered costs could have a material impact on our results of operations and financial condition. In addition, future changes in environmental regulations governing air emissions could render some of our power generating units more expensive or uneconomical to operate and maintain.

        We own electric utilities that serve customers in Colorado, Montana, South Dakota and Wyoming. To varying degrees, Colorado and Montana have each adopted mandatory renewable portfolio standards that require electric utilities to supply a minimum percentage of the power delivered to customers from renewable resources (e.g., wind, solar and biomass) by a certain date in the future. These renewable energy portfolio standards have increased the power supply costs of our electric operations. If these states increase their renewable energy portfolio standards, or if similar standards are imposed by the other states in which we operate electric utilities, our power supply costs will further increase. Although we will seek to recover these higher costs in rates, any unrecovered costs could have a material negative impact on our results of operations and financial condition.

        Governmental authorities may assess penalties on us if it is determined that we have not complied with environmental laws and regulations.

        If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in the assessment of civil or criminal penalties and fines against us. Recent lawsuits by the Environmental Protection Agency (the "EPA") and various states filed against others within industries in which we operate, including enforcement actions under the EPA's New Source Review rule, highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities in particular.

        Our energy production, transmission and distribution activities involve numerous risks that may result in accidents and other operating risks and costs.

        Inherent in our natural gas distribution activities, as well as our production, transportation and storage of crude oil and natural gas and our coal mining operations, are a variety of hazards and operating risks, such as leaks, blow-outs, fires, releases of hazardous materials, explosions and mechanical problems that could cause substantial adverse financial impacts. These events could result in injury or loss of human life, significant damage to property or natural resources (including public parks), environmental pollution, impairment of our operations, and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse affect on our financial position and results of operations. Particularly for our distribution lines located near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering areas, the damages resulting from any such events could be great.

  Increased risks of regulatory penalties could negatively impact our business.

        EPA 2005 increased the Federal Energy Regulatory Commission's ("FERC") civil penalty authority for violation of FERC statutes, rules and orders. FERC can now impose penalties of $1.0 million per violation, per day. Many rules that were historically subject to voluntary compliance are now mandatory and subject to potential civil penalties for violations. If a serious violation did occur, and penalties were imposed by FERC, it could have a material adverse effect on our operations or our financial results.

        Ongoing changes in the United States electric utility industry, including state and Federal regulatory changes, a potential increase in the number or geographic scale of our competitors or the imposition of price limitations to address market volatility, could adversely affect our profitability.

        The United States electric utility industry is experiencing increasing competitive pressures as a result of:

  •
  EPA 2005 and the repeal of the Public Utility Holding Company Act of 1935;

  •
  industry consolidation;

  •
  consumer demands;

  •
  transmission constraints;

  •
  renewable resource supply requirements;

  •
  technological advances; and

  •
  greater availability of natural gas-fired power generation, and other factors.

FERC has implemented and continues to propose regulatory changes to increase access to the nationwide transmission grid by utility and non-utility purchasers and sellers of electricity. In addition, a limited number of states have implemented or are considering or currently implementing methods to introduce and promote retail competition. Industry deregulation in some states led to the disaggregation of vertically integrated utilities into separate generation, transmission and distribution businesses. Deregulation initiatives in a number of states may encourage further disaggregation. As a result, significant additional competitors could become active in the generation, transmission and distribution segments of our industry, which could negatively affect our ability to expand our asset base.

        In addition, the independent system operators who oversee many of the wholesale power markets have in the past imposed, and may in the future continue to impose, price limitations and other mechanisms to address some of the volatility in these markets. These price limitations and other mechanisms may adversely affect the profitability of generating facilities that sell energy into the wholesale power markets. Given the extreme volatility and lack of meaningful long-term price history in some of these markets, and the imposition of price limitations by independent system operators, we may not be able to operate profitably in all wholesale power markets.

        We rely on cash distributions from our subsidiaries to make and maintain dividends and debt payments. Our subsidiaries may not be able or permitted to make dividend payments or loan funds to us.

        We are a holding company. Our investments in our subsidiaries are our primary assets. Our operating cash flow and ability to service our indebtedness depend on the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of dividends or advances. Our subsidiaries are separate legal entities that have no obligation to make any funds available for that purpose, whether by dividends or otherwise. In addition, each subsidiary's ability to pay dividends to us depends on any applicable contractual or regulatory restrictions that may include requirements to maintain minimum levels of cash, working capital or debt service funds.

        Our utility operations are regulated by state utility commissions in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. In connection with the Aquila Transaction, the settlement agreements or acquisition orders approved by the Colorado Public Utility Commission, Iowa Utility Board, Kansas Corporation Commission and Nebraska Public Service Commission provide that, among other things, (a) our utilities in those jurisdictions cannot pay dividends if they have issued debt to third parties and the payment of a dividend would reduce their equity ratio to below 40 percent of their total capitalization; and (b) neither Black Hills Utility Holdings, Inc., nor any of its utility subsidiaries can extend credit to us except in the ordinary course of business and upon reasonable terms consistent with market terms. In addition to the restrictions described above, each state in which we conduct utility operations imposes restrictions on affiliate transactions, including intercompany loans. If our utility subsidiaries are unable to pay dividends or advance funds to us as a result of these conditions, or if the ability of our utility subsidiaries to make dividends or advance funds to us is further restricted, it could materially and adversely affect our ability to meet our financial obligations or pay dividends to our shareholders.

        Increasing costs associated with our defined benefit retirement plans may adversely affect our results of operations, financial position or liquidity.

        We have multiple defined benefit pension and non-pension postretirement plans that cover a substantial portion of our employees. Assumptions related to future costs, return on investments, interest rates and other actuarial assumptions have a significant impact on our funding requirements related to these plans. These estimates and assumptions may change based on actual return on plan assets, changes in interest rates and any changes in governmental regulations. In addition, the Pension Protection Act of 2006 changed the minimum funding requirements for defined benefit pension plans beginning in 2008.

        Increasing costs associated with health care plans may adversely affect our results of operations, financial position or liquidity.

        The costs of providing health care benefits to our employees and retirees have increased substantially in recent years. We believe that our employee benefit costs, including costs related to health care plans for our employees and former employees, will continue to rise. The increasing costs and funding requirements associated with our health care plans may adversely affect our results of operations, financial position or liquidity.

        An effective system of internal control may not be maintained, leading to material weaknesses in internal control over financial reporting.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires management to make an assessment of the design and effectiveness of internal controls. Our independent registered public accounting firm is required to attest to the effectiveness of these controls. During their assessment of these controls, management or our independent auditors may identify areas of weakness in control design or effectiveness, which may lead to the conclusion that a material weakness in internal control exists. Any control deficiencies we identify in the future could adversely affect our ability to report our financial results on a timely and accurate basis, which could result in a loss of investor confidence in our financial reports or have a material adverse effect on our ability to operate our business or access sources of liquidity.

        We have recorded a substantial amount of goodwill associated with the Aquila Transaction. Any significant impairment of our goodwill would cause a decrease in our assets and a reduction in our net income and shareholders' equity.

        We had approximately $359 million of goodwill on our consolidated balance sheet as of March 31, 2009. A substantial portion of the goodwill is related to the Aquila Transaction. If we make changes in our business strategy or if market or other conditions adversely affect operations in any of these businesses, we may be forced to record an impairment charge, which would decrease assets and reduce net income. Goodwill is tested for impairment annually or whenever events or changes in circumstances indicate impairment may have occurred. If the testing performed indicates that impairment has occurred, we are required to record an impairment charge for the difference between the carrying value of the goodwill and the implied fair value of the goodwill in the period the determination is made. The testing of goodwill for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including future business operating performance, changes in economic, regulatory, industry or market conditions, changes in business operations, changes in competition or changes in technologies. Any changes in key assumptions, or actual performance compared with key assumptions, about our business and its future prospects could affect the fair value of one or more business segments, which may result in an impairment charge.

Risks Related to the Notes

        Holders of the notes will be effectively subordinated to all of our and our subsidiaries' secured indebtedness and obligations.

        Holders of our secured indebtedness and other secured obligations, which is comprised primarily of first mortgage bonds issued by our utility subsidiaries and the $240 million revolving credit facility of our subsidiary, Enserco Energy Inc., have claims with respect to our assets constituting collateral for their indebtedness and obligations that are prior to your claims under the notes. In the event of a default on the notes or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness and obligations secured thereby before they could be used to make any payment on the notes. Accordingly, our secured indebtedness and obligations would effectively be senior to the notes to the extent of the value of the collateral securing that indebtedness and those obligations. The indenture under which the notes will be issued does not limit our ability to incur additional indebtedness. In addition, that indenture limits, but does not prohibit, us from issuing secured indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness and obligations, the holders of that indebtedness and those obligations would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets.

        The notes are structurally subordinated to the indebtedness of our subsidiaries.

        The notes are issued by Black Hills Corporation and are structurally subordinated to the existing and future claims of creditors of our subsidiaries. Holders of the notes are not creditors of our subsidiaries. The claims of holders of the notes to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of such subsidiaries' creditors will generally have priority as to the assets of such subsidiaries over our own equity interest claims and will therefore have priority over the holders of the notes. Our subsidiaries' creditors may include:

  •
  general creditors;

  •
  trade creditors;

  •
  debt holders; and

  •
  taxing authorities.

        As of March 31, 2009, our subsidiaries had approximately $1.3 billion of liabilities outstanding (excluding intercompany indebtedness), approximately $321.2 million of which constitutes trade debt arising in the ordinary course of business.

        We may not be able to repurchase the notes upon a change of control triggering event.

        Upon the occurrence of "change of control triggering event" (as defined in "Description of the Notes—Change of Control Triggering Event"), each holder of notes will have the right to require us to repurchase all or any part of such holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. We cannot assure you that, if we experience a change of control triggering event, we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes. See "Description of the Notes—Change of Control Triggering Event."

        The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely affect your investment in the notes.

        Although the indenture and the notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes. As described under "Description of the Notes—Change of Control Triggering Event," upon the occurrence of a "change of control triggering event," holders are entitled to require us to repurchase their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. However, the definition of the term "change of control triggering event" is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) and other events that could negatively affect the value of the notes.

        The notes do not contain any limitations on the amount of debt and other obligations that we may incur that rank pari passu to the notes.

        The notes do not contain any limitations on the amount of debt or other obligations that we may incur that rank pari passu to the notes. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or insurer.

        The lack of an active trading market for the notes may adversely affect the liquidity and price of the notes.

        There is no existing trading market for the notes, and there can be no assurance regarding the future development of a market for the notes, the ability of holders of the notes to sell the notes or the price at which such holders may be able to sell the notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our financial condition and results of operations and the market for similar notes. We have been informed that one or more of the underwriters intends to make a market in the notes. However, the underwriters may cease their market-making activities at any time. Therefore, there can be no assurance as to the liquidity of any active trading market for the notes or that an active public market for such securities will develop. If an active market does not develop, the market price and liquidity of the notes may be adversely affected. In addition, we do not intend to apply (and are not obligated to apply) for listing or quotation of the notes on any securities exchange or market. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

USE OF PROCEEDS

        We expect that the net proceeds from the sale of the notes will be approximately $247.8 million, after deducting discounts and commissions to the underwriters and estimated expenses of this offering that we will pay. We will use the net proceeds from this offering to repay a portion of our borrowings under the Acquisition Facility, which expires on December 29, 2009. Borrowings under the Acquisition Facility bear interest at a floating rate, which at March 31, 2009, was 3.5 percent for our one-month LIBOR borrowings and 4.19 percent for our three-month LIBOR borrowings. We used our borrowings under the Acquisition Facility to finance a portion of the purchase price for the Aquila Transaction. Each of the underwriters is an affiliate of one of the lenders under the Acquisition Facility.

CAPITALIZATION

        The table below shows our cash position and capitalization as of March 31, 2009:

  •
  on a historical basis; and

  •
  on an as adjusted basis to reflect the sale of the notes offered by this prospectus supplement and the accompanying prospectus and the application of the anticipated net proceeds to repay a portion of our indebtedness under the Acquisition Facility as described under "Use of Proceeds."

        You should read this table in conjunction with our consolidated financial statements and related notes that are incorporated by reference in this prospectus supplement.

	As of March 31, 2009
	Actual	As adjusted
(in thousands)	(unaudited)
Cash and cash equivalents	$121,562	$121,562

Current portion of long-term debt	$32,082	$32,082
Notes payable	479,800	232,000

Total short-term debt	511,882	264,082
Long-term debt	471,226	721,226
Total shareholders' equity	1,071,597	1,071,597

Total capitalization	$2,054,705	$2,056,905

DESCRIPTION OF THE NOTES

        We will issue the notes under an indenture dated as of May 21, 2003, between us and Wells Fargo Bank, National Association (as successor to LaSalle Bank National Association), as trustee, as supplemented by a supplemental indenture dated as of May 21, 2003, and a supplemental indenture to be dated as of May 14, 2009. When we refer to the indenture in this prospectus supplement, we are referring to the indenture as supplemented by such supplemental indentures. The following summarizes some of the material provisions of the notes. The notes are a series of senior debt securities described in the accompanying prospectus. The following description supplements, and, to the extent it is inconsistent with, supersedes, the statements under "Description of Senior Debt Securities" in the accompanying prospectus. We refer you to the accompanying prospectus for a description of the senior debt securities and to the indenture. The following summary does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture. As used in this description, the words "we," "us," "our," "Company" and "Black Hills Corporation" do not include any current or future subsidiary of Black Hills Corporation.

General

        The notes will be initially limited to $250,000,000 aggregate principal amount. The notes will be issued only in fully registered form in denominations of $2,000 and integral multiples of $1,000, and will bear interest from and including May 14, 2009, to but excluding the date of maturity, at the annual rate set forth on the cover page of this prospectus supplement. The notes will mature on May 15, 2014. We will pay interest twice a year on May 15 and November 15 of each year, beginning November 15, 2009, to the persons in whose names the notes (or any predecessor notes) are registered in the security register at the close of business on the applicable regular record date, which is the May 1 or November 1 next preceding such interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. We will have the ability without the consent of holders of the notes to reopen the series of notes and issue additional notes of the same series, in which case, the newly issued notes will be consolidated with, and form a single series with, the previously outstanding notes. The notes do not provide for any sinking fund.

Redemption

        We may redeem all or part of the notes at any time or from time to time at our option at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued and unpaid interest (if any) to the redemption date or (2) the Make-Whole Amount for the notes being redeemed.

        For purposes of this discussion of the redemption of the notes at the option of the Company:

        "Make-Whole Amount" means the sum, as determined by a Quotation Agent, of the present values of the principal amount of the notes to be redeemed, together with scheduled payments of interest (exclusive of accrued and unpaid interest (if any) to the redemption date) from the redemption date to the maturity date of the notes, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest (if any) on the principal amount of the notes being redeemed to the redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, plus in each case 0.50%.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Quotation Agent" means the Reference Treasury Dealer selected by the trustee after consultation with us.

        "Reference Treasury Dealer" means each primary U.S. Government securities dealer selected by the trustee after consultation with us.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (2) of the definition of Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        If we elect to redeem all or any part of the notes, we will mail a notice of a redemption by first-class mail to each holder of the notes (with a copy to the trustee) at least 30 days before the redemption date. However, we will not know the exact redemption price until three business days before the redemption date. Therefore, the notice of redemption will only describe how the redemption price will be calculated. On the redemption date, if we have paid the full redemption price to the trustee, notes called for redemption will cease to bear interest and the holders of such notes will only have a right to receive payment of the redemption price.

        We are entitled at any time and from time to time to purchase notes in the open market or otherwise.

Change of Control Triggering Event

        If a Change of Control Triggering Event occurs, holders of the notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the "Change of Control Offer") on the terms set forth in the indenture. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest (if any) on the notes repurchased, to the date of repurchase (the "Change of Control Payment"), subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date.

        Within 30 days following any Change of Control Triggering Event (unless we have previously mailed a redemption notice with respect to all outstanding notes as described above) or, at our option, prior to any Change of Control Triggering Event but after public announcement of the transaction or transactions that constitute or may constitute the Change of Control, we will mail a notice by first-class mail to each holder of the notes (with a copy to the trustee), which notice will:

  (1)
  describe the circumstances and relevant facts regarding the Change of Control Triggering Event (including, to the extent available, information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to the Change of Control);

  (2)
  offer to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days following the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice, which offer will constitute the Change of Control Offer; and

  (3)
  if mailed prior to the date on which the Change of Control Triggering Event occurs, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

        We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer.

        We will be required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will be required to comply with the applicable securities laws and regulations. We will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        For purposes of this discussion of a repurchase of the notes following a Change of Control Triggering Event:

        "Change of Control" means the occurrence of any of the following:

  (1)
  the consummation of any transaction (including any merger or consolidation) the result of which is that any person becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of shares representing more than 50% of the voting power of the then outstanding Voting Stock of the Company or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed;

  (2)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Subsidiaries taken as a whole to any person other than the Company or one of the Subsidiaries;

  (3)
  the merger or consolidation of the Company with or into any person or the merger or consolidation of any person with or into the Company, in any such event pursuant to a transaction in which any of the outstanding shares of the Voting Stock of the Company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction in which the shares of Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, shares representing more than 50% of the voting power of the Voting Stock of the resulting or surviving person or any direct or indirect parent company of the resulting or surviving person immediately after giving effect to such transaction;

  (4)
  the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors; or

  (5)
  the adoption of a plan providing for the liquidation or dissolution of the Company.

        Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (1) above if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company's Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of shares representing more than 50% of the voting power of the Voting Stock of such holding company. The term "person," as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Event.

        "Continuing Directors" means, as of any date of determination, any member of the board of directors of the Company who (1) was a member of such board of directors on the date of issuance of the notes or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of the Company's proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

        "Fitch" means Fitch Ratings, Inc.

        "Investment Grade Rating" means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Moody's" means Moody's Investors Service, Inc.

        "Rating Agencies" means (1) each of Fitch, Moody's and S&P and (2) if any of Fitch, Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company's control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Fitch, Moody's or S&P, as the case may be.

        "Rating Event" means the rating of the notes is lowered by at least two of the three Rating Agencies and the notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the intention of the Company to effect a Change of Control and ending 60 days following the consummation of such Change of Control.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        "Subsidiary" means a corporation, limited partnership, limited liability company or trust in which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by the Company and/or by one or more other Subsidiaries.

        "Voting Stock" means, with respect to any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, stock, partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest that ordinarily (without regard to the occurrence of any contingency) has voting power for the election of directors, managers or trustees of such person, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

        The Change of Control Triggering Event repurchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Triggering Event repurchase feature is a result of negotiations between the Company and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject only to the restrictions contained in the covenant described under the heading "—Restrictive Covenants—Limitation on Liens" (which restrictions may be waived or modified with the written consent of the holders of a majority in principal amount of the notes then outstanding), we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

        The credit agreements relating to our revolving credit facility and the Acquisition Facility provide that the occurrence of certain events that would constitute a Change of Control constitute a default thereunder. In addition, future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a disposition of "all or substantially all" of the assets of the Company to any person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

        The provisions of the indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the notes then outstanding.

Restrictive Covenants

        We have agreed to one principal restriction on our activities for the benefit of holders of the notes: the limitation on the creation of liens described below. Other than this limitation on liens, the indenture does not contain any covenants or other provisions designed to protect holders of the notes in the event we participate in a highly leveraged transaction.

  Limitation on Liens

        The indenture provides that neither the Company nor any Subsidiary, as defined below, will mortgage, pledge, grant a security interest in or hypothecate, or permit any mortgage, pledge, security interest, lien or other encumbrance upon, any capital stock of any Subsidiary now or hereafter owned directly or indirectly by the Company or any Subsidiary, to secure any Indebtedness, as defined below, without also securing the notes, and all other Indebtedness entitled to be so secured, equally and ratably with the Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

        This restriction does not apply to, or prevent the creation of:

  (1)
  any mortgage, pledge, security interest, lien or encumbrance existing at the date of issuance of the notes;

  (2)
  any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time such capital stock is acquired by the Company or any Subsidiary or within one year after that time to secure all or a portion of the purchase price for such capital stock;

  (3)
  any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time such capital stock is acquired by the Company or any Subsidiary, whether or not the secured obligations are assumed by the Company or such Subsidiary, other than any mortgage, pledge, security interest, lien or encumbrance created in connection with or in anticipation of such acquisition not for the purpose of securing the purchase price for such capital stock;

  (4)
  any mortgage, pledge, security interest, lien or encumbrance upon any capital stock to secure or provide for the acquisition, construction, improvement, expansion or development of property by the Company or any Subsidiary; provided that such mortgage, pledge, security interest, lien or encumbrance may not extend to or cover any other property of the Company or any Subsidiary that is not the subject of the related financing;

  (5)
  any mortgage, pledge, security interest, lien or encumbrance upon any capital stock of Black Hills Wyoming, Inc. (or any of its direct or indirect Subsidiaries), or any other Subsidiary or group of Subsidiaries formed to refinance the project now known as the "Wygen I" project; provided that such mortgage, pledge, security interest, lien or encumbrance may not extend to or cover any other property of the Company or any Subsidiary that is not the subject of such refinancing;

  (6)
  so long as no additional property of the Company or any Subsidiary is encumbered or made subject to a mortgage, pledge, security interest, lien or other encumbrance, any mortgage, pledge, security interest, lien or encumbrance granted in connection with (a) extending, renewing, replacing or refinancing in whole or in part the Indebtedness secured by any mortgage, pledge, security interest, lien or encumbrance described in the foregoing clauses (1) through (5) or (b) any transaction or series of related transactions involving separate projects pursuant to which any of the mortgages, pledges, security interests, liens or encumbrances described in the foregoing clauses (1) through (5) are combined or aggregated; provided, that, for purposes of this subclause (b), all of the Indebtedness secured by such mortgages, pledges, security interests, liens or encumbrances immediately prior to such transaction or series of related transactions is repaid in connection therewith; provided further, that, for purposes of this subclause (b), the aggregate amount of Indebtedness secured by such combined or aggregated mortgages, pledges, security interests, liens or other encumbrances does not exceed the sum of (x) the aggregate amount of extended, renewed, replaced or refinanced Indebtedness secured by such mortgages, pledges, security interests, liens or encumbrances outstanding immediately prior to such transaction or series of related transactions and (y) 5% of Consolidated Capitalization, less the total amount of all Indebtedness then outstanding that has been incurred and secured pursuant to this subclause (y) in any prior, separate transactions or series of related transactions;

  (7)
  any mortgage, pledge, security interest, lien or encumbrance upon any capital stock now or hereafter owned by the Company or any Subsidiary to secure any Indebtedness, which would otherwise be subject to the foregoing restriction and not otherwise permitted under any of the foregoing clauses (1) through (6), in an aggregate principal amount which, together with the amount of all other such Indebtedness then outstanding that has been incurred and secured under this clause (7), does not at the time of the creation of such mortgage, pledge, security interest, lien or encumbrance exceed 5% of Consolidated Capitalization; or

  (8)
  any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either:

  (a)
  the execution or enforcement of the lien is effectively stayed within 60 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within that 60-day period) and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

  (b)
  the payment of each lien is covered in full by insurance provided by a third party and the insurance company has not denied or contested coverage thereof; or

  (c)
  each lien is adequately bonded within 60 days of the creation of such lien.

For purposes of the restriction described above:

        "Indebtedness" means:

  (1)
  all indebtedness, whether or not represented by bonds, debentures, notes or other securities, incurred, created or assumed by the Company or any Subsidiary for the repayment of money borrowed;

  (2)
  all indebtedness for money borrowed secured by a lien upon property owned by the Company or any Subsidiary, regardless of whether the Company or such Subsidiary has assumed or otherwise become liable for the payment of the indebtedness for money borrowed; and

  (3)
  all indebtedness of others for money borrowed that is guaranteed as to payment of principal or interest by the Company or any Subsidiary or in effect guaranteed by the Company or any Subsidiary through a contingent agreement to purchase such indebtedness or through any "keep-well" or similar agreement to be directly or indirectly liable for the repayment of such indebtedness.

        "Subsidiary" has the meaning given to such term under the heading "—Change of Control Triggering Event."

        "Consolidated Capitalization" means the sum of:

  (1)
  Consolidated Shareholders' Equity;

  (2)
  Consolidated Indebtedness, which is total indebtedness as shown on the consolidated balance sheet of the Company and the Consolidated Subsidiaries, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

  (3)
  any preference or preferred stock of the Company or any Consolidated Subsidiary that is subject to mandatory redemption or sinking fund provisions.

        "Consolidated Shareholders' Equity" means the total Assets of the Company and the Consolidated Subsidiaries less all liabilities of the Company and the Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including:

  (1)
  indebtedness secured by property of the Company or any of the Consolidated Subsidiaries whether or not the Company or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that the Company or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of the Company or the Consolidated Subsidiary on the balance sheet;

  (2)
  deferred liabilities; and

  (3)
  indebtedness of the Company or any of the Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of the Company or such Consolidated Subsidiary.

        As used in this definition, "liabilities" includes preference or preferred stock of the Company or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

        "Consolidated Subsidiary" means, at any date, any Subsidiary the financial statements of which under generally accepted accounting principles in the United States would be consolidated with those of the Company in its consolidated financial statements as of that date.

        The "Assets" of any person means the whole or any part of its business, property, assets, cash and receivables.

        As of March 31, 2009, the Consolidated Capitalization of the Company was approximately $1.5 billion.

Events of Default

        The following will be events of default for the notes:

  (a)
  default in the payment of principal when due;

  (b)
  default in the payment of interest when due and continuance of such default for 30 days;

  (c)
  default in the performance, or breach, of any of our other covenants or warranties in the indenture and continuance of such default or breach for 60 days after written notice (without giving effect to any applicable grace period with respect to such covenant or warranty); and

  (d)
  certain events of bankruptcy, insolvency or reorganization relating to us.

        If an event of default occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes, plus all accrued and unpaid interest, to be immediately due and payable. However, in the event of a default described under clause (d) above, the principal of the notes, plus all accrued and unpaid interest, shall automatically become and be immediately due and payable.

Ranking of Notes

        The notes will be our unsecured and unsubordinated obligations. The notes will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. See "Risk Factors—Risks Related to the Notes—Holders of the notes will be effectively subordinated to all of our and our subsidiaries' secured indebtedness and obligations", "—The notes are structurally subordinated to the indebtedness of our subsidiaries" and "—The notes do not contain any limitations on the amount of debt and other obligations that we may incur that rank pari passu to the notes." See also "Risk Factors—Risks Related to Our Business—We rely on cash distributions from our subsidiaries to make and maintain dividends and debt payments. Our subsidiaries may not be able or permitted to make dividend payments or loan funds to us."

Information Concerning the Trustee

        Wells Fargo Bank, National Association ("Wells Fargo Bank"), is the trustee under the indenture. Wells Fargo Bank also will be the initial paying agent and registrar for the notes and its place of payment will be Wells Fargo Bank, Corporate Trust Operations, 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479. The trustee and its affiliates have engaged, currently are engaged and may in the future engage in financial or other transactions with us and our affiliates in the ordinary course of their and our respective businesses, subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The provisions of the Trust Indenture Act incorporated by reference in the indenture provide that, except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it under the indenture, and use the same degree of care and skill in the exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become a creditor of the Company under certain circumstances, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions. However, if the trustee acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

        The trustee may resign or be removed and a successor trustee may be appointed.

Book Entry Form

        The notes will be issued in the form of a single, fully registered global note without coupons that will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as depositary, and registered in the name of its nominee, Cede & Co. This means that we will not issue certificates to any purchaser of notes. Instead, ownership of beneficial interests in the notes will be shown on, and transfers of interest in the notes will only be made through, records maintained by DTC and its participants. Unless it is exchanged for certificated notes as described below, the global note may not be transferred, except that DTC, its nominees and their successors may transfer the global note as a whole to one another.

        So long as DTC or its nominee is the registered owner of the global note, we will consider DTC or its nominee, as the case may be, the sole owner of the notes represented by the global note for all purposes under the indenture. Except as described below, as an owner of a beneficial interest in notes you will not be entitled to have any individual notes registered in your name, you will not receive or be entitled to receive physical delivery of any notes in certificated form and you will not be considered the owner of notes for any purpose under the indenture.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited by its participants and facilitates the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in the accounts of the participants. This eliminates the need for physical exchange of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system also is available to other entities, such as securities brokers and dealers, banks and trust companies that clear transactions through, or maintain a custodial relationship with, a DTC participant. These are known as "indirect participants." DTC is owned by a number of its participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc. The rules of DTC are on file with the SEC.

        Purchases of notes must be made by or through DTC participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of a note, who is known as the beneficial owner, will in turn be recorded on the records of direct and indirect DTC participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but we expect that beneficial owners will receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which they purchased the notes. Transfers of ownership interests in the notes will be accomplished by entries made on the books of participants acting directly or indirectly on behalf of beneficial owners.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records relating to beneficial ownership of interests in the global note.

        We will pay principal and interest on the notes to DTC or its nominee, as the case may be, as the registered owner of the related global note. We will make these payments to DTC or its nominee in immediately available funds. Neither we nor the trustee will have any responsibility or liability for the payment of principal and interest on the notes to beneficial owners. However, we understand that it is currently the policy of DTC to credit these payments to participants' accounts on the relevant payment date in accordance with the participants' holdings as shown on DTC's records. Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participants and indirect participants and not of DTC. DTC will have no knowledge of the actual beneficial owners of the notes. DTC's records will reflect only the identity of the participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants and indirect participants are responsible for keeping account of their holdings on behalf of their customers.

        Similarly, we and the trustee will accept notices and directions solely from DTC. Therefore, in order to exercise any rights of a holder of notes under the indenture, each person owning a beneficial interest in the notes must rely on the procedures of DTC. If the beneficial owner is not a participant in DTC, then it must rely on the procedures of the participant through which that person owns its interest. DTC will take actions under the indenture only at the direction of its participants, which in turn will act only at the direction of the beneficial owners. Some of these actions, however, may conflict with actions DTC takes at the direction of other participants and beneficial owners.

        The giving of notices and other communications by DTC to its participants, by the participants to indirect participants, and by indirect participants to beneficial owners is governed by arrangements made among them, which may be subject to statutory or regulatory requirements.

        The foregoing description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. Neither we nor the trustee take any responsibility or liability for these operations and procedures. We urge investors to contact DTC or its participants directly to discuss these matters.

Exchange of Global Securities

        The global note will be exchangeable for notes in certificated form only if:

  •
  DTC is unwilling or unable to continue as depositary or it ceases to be a "clearing agency" registered under applicable law; or

  •
  an event of default with respect to the notes has occurred and is continuing.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

General

        The following discussion summarizes the material U.S. Federal income and certain estate tax consequences of the purchase, ownership and disposition of the notes by an initial holder of the notes who purchases the notes for cash at the original offering price, who holds the notes as capital assets and who does not have a special tax status. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. Federal tax consequences of purchasing, owning or disposing of the notes.

        In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold the notes through partnerships or other pass-through entities, regulated investment companies, United States persons (as defined in the Code) whose functional currency is not the U.S. dollar, U.S. expatriates or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

        If a partnership (including an entity treated as a partnership for U.S. Federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

Consequences to U.S. Holders

        You are a U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are:

  •
  an individual U.S. citizen or resident alien;

  •
  a corporation, or other entity taxable as a corporation for U.S. Federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose world-wide income is subject to U.S. Federal income taxation; or

  •
  a trust that either is subject to the supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

  Interest on the Notes

        Stated interest on a note will be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for U.S. Federal income tax purposes. We do not intend to treat the possibility of the payment of additional amounts described in "Description of the Notes—Redemption," as (a) affecting the determination of the yield to maturity of the notes, or (b) giving rise to original issue discount or recognition of ordinary income on the sale, exchange or redemption of the notes. As a result, any additional amounts received should be treated as ordinary income at the time such amounts accrue or are received in accordance with your method of accounting. It is possible, however, that the IRS may take a different position, in which case the timing and amount of income inclusions by a U.S. holder may be affected.

  Sale, Exchange, Redemption or Other Disposition of the Notes

        Upon the disposition of a note by sale, exchange, redemption or other disposition, you generally will recognize capital gain or loss equal to the difference between (a) the amount realized on the disposition (other than amounts attributable to accrued interest not previously recognized as income, which will be treated as ordinary interest income as described above) and (b) your adjusted Federal income tax basis in the note. Your adjusted Federal income tax basis in a note generally will equal the cost of the note to you, reduced by any previous payments of principal. Any capital gain or loss will be long-term capital gain or loss if you have held the note for longer than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain noncorporate taxpayers) and losses (the deductibility of which is subject to certain limitations).

  Consequences to Non-U.S. Holders

        You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes (other than an entity treated as a partnership for U.S. Federal income tax purposes) and you are not a U.S. holder.

  U.S. Federal Withholding Tax

        The 30% U.S. Federal withholding tax generally will not apply to any payment of principal or interest on the notes under the portfolio interest exemption provided that:

  •
  interest on the notes is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury Regulations;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership; and

  •
  you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business.

        The exemption from withholding tax will not apply unless (a) you provide your name and address on an IRS Form W-8BEN (or successor form), and certify under penalties of perjury, that you are the beneficial owner of the notes and that you are not a United States person, (b) a financial institution or other intermediary holding the notes on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN (or successor form) from you and provides us with a copy, or (c) you hold your notes directly through a "qualified intermediary," and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that is either a U.S. or non-U.S. entity that is acting out of a non-U.S. branch or office and has signed an agreement with the IRS providing that it will administer all or part of the U.S. Federal tax withholding rules under specified procedures.

        If you cannot satisfy the requirements described above, payments of principal and interest made to you will be subject to the 30% U.S. Federal withholding tax, unless you provide us with a properly executed (a) IRS Form W-8BEN (or successor form) claiming an exemption from or a reduction of withholding under the benefit of a tax treaty or (b) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

  U.S. Federal Income Tax

        Interest.    If you are engaged in an active trade or business in the United States and interest on the notes is effectively connected with the active conduct of that trade or business (or, in the case of an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by you), you will be subject to U.S. Federal income tax on the interest on a net income basis (although exempt from the 30% withholding tax if you provide us with an IRS Form 8-ECI (or successor form)) in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, including earnings and profits from an investment in the notes, that are effectively connected with the active conduct by you of a trade or business in the United States.

        Sale, Exchange, Redemption or Other Disposition of the Notes.    Any gain or income realized on the sale, exchange, redemption or other disposition of the notes generally will not be subject to U.S. Federal income tax unless:

  •
  that gain or income is effectively connected with the conduct of an active trade or business in the United States by you (or, in the case of an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by you),

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are present, or

  •
  the gain represents accrued interest, in which case the rules for taxation of interest would apply.

        If you are a holder subject to U.S. Federal income tax under the first bullet point, you will be taxed on a net income basis in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax as explained above. Holders subject to U.S. Federal income tax under the second bullet point will be taxed on the net gain at a 30% rate.

  U.S. Federal Estate Tax

        Your estate generally will not be subject to U.S. Federal estate tax on notes beneficially owned by you at the time of your death, provided that (a) interest on the notes is exempt from U.S. Federal withholding tax under the portfolio interest exemption (without regard to the certification requirement) described in the first paragraph of "—Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax" above and (b) interest on such notes would not have been, if received at the time of your death, effectively connected with the active conduct by you of a trade or business in the United States.

  Backup Withholding and Information Reporting

      U.S. Holders

        Information reporting will apply to payments of principal and interest made by us on, or the proceeds of the sale or other disposition of, the notes with respect to certain noncorporate U.S. holders, and backup withholding, currently at a rate of 28%, may apply unless the recipient of such payment provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder's U.S. Federal income tax liability, provided the required information is timely provided to the IRS.

      Non-U.S. Holders

        We will, where required, report to you and the IRS the amount of any interest payments made by us on the notes and amounts withheld from such payments, if any. Backup withholding and certain information reporting will not apply to payments of principal and interest on the notes if you certify as to your non-U.S. holder status on an IRS Form W-8BEN (or successor form) under penalties of perjury or you otherwise qualify for an exemption (provided that neither we nor our agent know or have reason to know that you are a United States person or that the conditions of any other exemptions are not in fact satisfied).

        The payment of the proceeds of the disposition of notes to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or you otherwise qualify for an exemption. The proceeds of a disposition effected outside the United States by a non-U.S. holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a United States person (or a foreign branch or office of a United States person), a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for a specified three-year period is effectively connected with an active trade or business in the United States, or a foreign partnership that is engaged in the active conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge or reason to know to the contrary or unless the holder otherwise qualifies for an exemption. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. Federal income tax liability, if any, provided the required information or appropriate claim for refund is provided to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated May 11, 2009, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and RBS Securities Inc. are acting as representatives, the following respective principal amounts of the notes:

Underwriters	Principal Amount
Credit Suisse Securities (USA) LLC	$100,000,000
RBS Securities Inc.	50,000,000
BMO Capital Markets Corp.	25,000,000
Scotia Capital (USA) Inc.	25,000,000
Wedbush Morgan Securities Inc.	25,000,000
U.S. Bancorp Investments, Inc.	12,500,000
Wachovia Capital Markets, LLC	6,250,000
The Williams Capital Group, L.P.	6,250,000

Total	$250,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        All sales of the notes in the United States will be made through U.S. registered broker/dealers.

        The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.35% of the principal amount per note. The underwriters and selling group members may allow a discount of 0.25% of the principal amount per note on sales to other broker/dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

        We estimate that our out of pocket expenses for this offering will be approximately $700,000.

        We intend to use more than 10% of the net proceeds from the sale of the notes to repay indebtedness owed by us under the Acquisition Facility to affiliates of the underwriters. Each of the underwriters is an affiliate of one of the lenders under the Acquisition Facility. Accordingly, the offering is being made in compliance with the requirements of Rule 5110(h) of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

        Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for us and our affiliates in the ordinary course of business, for which they received or will receive customary fees.

        We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase notes in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

European Economic Area

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time,

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

          (d)   in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression of an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

        Each of the underwriters severally represents, warrants and agrees as follows:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the Company; and

          (b)   it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

        By purchasing the notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, the purchaser has reviewed the text above under Resale Restrictions, and

  •
  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the notes to the regulatory authority that by law is entitled to collect the information.

    Further details concerning the legal authority for this information are available on request.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this offering circular during the period of distribution will have a statutory right of action for damages or, while still the owner of the notes, for rescission against us in the event that this offering circular contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

 LEGAL OPINIONS

        The validity of the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Steven J. Helmers, Senior Vice President-General Counsel of Black Hills Corporation, with respect to matters governed by South Dakota law, and by Conner & Winters, LLP, Tulsa, Oklahoma, with respect to matters governed by New York law. Certain other legal matters will be passed upon for us by Conner & Winters, LLP, Tulsa, Oklahoma. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York. Mr. Helmers owns, directly or indirectly, 34,213 shares of our common stock, and holds options to purchase an additional 19,110 shares.

EXPERTS

        The financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K filed March 2, 2009, and the effectiveness of Black Hills Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption of new accounting standards and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The audited combined balance sheets as of December 31, 2007, and 2006, of the Aquila utilities acquired recently by us, and the related statements of income, changes in parent company investment, and cash flows for each of the years in the two-year period ended December 31, 2007, included in our Current Report on Form 8-K dated September 29, 2008, which is incorporated herein by reference, have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

        We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2008, and 2007, included in our Annual Report on Form 10-K filed on March 2, 2009, and incorporated by reference in this prospectus supplement, from the reserve report of Cawley, Gillespie & Associates, Inc., independent petroleum engineers, given on the authority of Cawley, Gillespie & Associates, Inc., as experts in such matters.

        We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2006, included in our Annual Report on Form 10-K filed on March 2, 2009, and incorporated by reference in this prospectus supplement, from the reserve report of Ralph E. Davis Associates, Inc., independent petroleum engineers, given on the authority of Ralph E. Davis Associates, Inc., as experts in such matters.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information included directly in this prospectus supplement. Information that we file later with the SEC will also automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC (SEC File No. 1-31303) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) until the termination of the offering made under this prospectus supplement and the accompanying prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

  •
  Our Current Report on Form 8-K filed on September 29, 2008, and the information included under Items 5.03 and 8.01 of our Current Report on Form 8-K filed on February 3, 2009; and

  •
  The description of our common stock contained in our registration statement on Form 8-A, dated April 19, 2002, including any amendment or report filed before or after the date of this prospectus supplement for the purpose of updating the description.

        These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus supplement and accompanying prospectus but not delivered with this prospectus supplement and accompanying prospectus. You may obtain a copy of these filings, at no cost, from our Internet website (www.blackhillscorp.com) or by writing or telephoning us at the following address:

  Black Hills Corporation
  625 Ninth Street
  Rapid City, South Dakota 57701
  Attention: Investor Relations
  (605) 721-1700

PROSPECTUS

BLACK HILLS CORPORATION

Senior Debt Securities

Subordinated Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Purchase Contracts
Units

        We may from time to time offer to sell senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts or units. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "BKH."

        There are significant risks associated with an investment in our securities. You should read carefully the risks we describe in the accompanying prospectus supplement as well as the risk factors discussed in our periodic reports that we file with the Securities and Exchange Commission, for a better understanding of the risks and uncertainties that investors in our securities should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 6, 2008.

        You should rely only on the information contained in this prospectus or any prospectus supplement to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus or any prospectus supplement may only be accurate on the date of those documents.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to the registration statement and the documents incorporated by reference in the registration statement contain the full text of the contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities that we may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus provides you with only a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." Unless the context otherwise requires, references in this prospectus to "Black Hills," the "Company," "we," "us" and "our" refer to Black Hills Corporation and all of its subsidiaries collectively.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may include forward-looking statements as defined by the SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the Risk Factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, and in other reports that we file with the SEC from time to time, and the following:

  •
  Our ability to obtain adequate cost recovery for our retail utility operations through regulatory proceedings and receive favorable rulings in periodic applications to recover costs for fuel and purchased power in our regulated utilities;

  •
  Our ability to complete acquisitions for which definitive agreements have been executed and to finance these acquisitions on attractive terms;

  •
  Our ability to obtain regulatory approval of acquisitions which, even if approved, could impose financial and operating conditions or restrictions that could impact our expected results;

  •
  Our ability to successfully integrate and profitably operate any future acquisitions;

  •
  The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;

  •
  Our ability to successfully maintain or improve our corporate credit rating;

  •
  Our ability to complete the permitting, construction, start-up and operation of power generating facilities in a cost-effective and timely manner;

  •
  Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

  •
  Our ability to provide accurate estimates of proved oil and gas reserves, coal reserves and future production rates and associated costs;

  •
  The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;

  •
  The timing and extent of scheduled and unscheduled outages of power generation facilities;

  •
  The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;

  •
  Changes in business and financial reporting practices arising from the enactment of the Energy Policy Act of 2005;

  •
  Our ability to remedy any deficiencies that may be identified in the review of our internal controls;

  •
  The timing, market liquidity, volatility and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost and availability of transportation of commodities, and demand for our services, all of which can affect our earnings, financial liquidity and the underlying value of our assets;

  •
  Our ability to effectively use derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;

  •
  Our ability to minimize defaults on amounts due from counterparties with respect to trading and other transactions;

  •
  The amount of collateral required to be posted from time-to-time in our transactions;

  •
  Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;

  •
  Changes in state laws or regulations that could cause us to curtail our independent power production;

  •
  Weather and other natural phenomena;

  •
  Industry and market changes, including the impact of consolidations and changes in competition;

  •
  The effect of accounting policies issued periodically by accounting standard-setting bodies;

  •
  The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions or events;

  •
  The outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements on our financial condition or results of operations;

  •
  Capital market conditions, which may affect our ability to raise capital on favorable terms;

  •
  Price risk due to marketable securities held as investments in benefit plans;

  •
  General economic and political conditions, including tax rates or policies and inflation rates; and

  •
  Risk factors discussed in any accompanying prospectus supplement.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

BLACK HILLS CORPORATION

        We are a diversified energy company. Our predecessor company, Black Hills Power and Light Company was incorporated and began providing electric utility service in 1941 and began selling and marketing various forms of energy on an unregulated basis in 1956. We operate principally in the United States with two major business groups: utilities and non-regulated energy.

        In 2007, our utilities group conducted business in two segments: electric utility and combination electric and gas utility. Our utilities group consists of our regulated electric utility, Black Hills Power, Inc., as well as our regulated combination electric and gas utility, Cheyenne Light, Fuel and Power Company, or Cheyenne Light.

        Black Hills Power is engaged in the generation, transmission and distribution of electricity to approximately 65,100 customers in an approximately 9,300 square mile service territory in western South Dakota, northeastern Wyoming and southeastern Montana. Black Hills Power also sells electric energy and capacity on a wholesale, or "off-system," basis. Black Hills Power's transmission system consists of approximately 447 miles of high-voltage transmission of greater than 69 kilovolts, and 420 miles of lower voltage transmission. In addition, Black Hills Power jointly owns another 47 miles of high voltage lines with Basin Electric Cooperative.

        Cheyenne Light serves approximately 39,400 electric customers in Cheyenne, Wyoming and vicinity, and serves approximately 33,000 natural gas customers in the City of Cheyenne and Laramie County, Wyoming.

        Our non-regulated energy group, which operates through our subsidiary Black Hills Energy and its subsidiaries, conducts business in four segments:

  •
  Oil and Gas. Black Hills Exploration and Production, Inc., or BHEP, and its subsidiaries acquire and develop natural gas and crude oil properties and produce natural gas and crude oil, primarily in the Rocky Mountain region of the United States.

  •
  Power Generation. Black Hills Generation, Inc., and its subsidiaries and Black Hills Wyoming, Inc., produce and sell electric capacity and energy through a diversified portfolio of generating plants in the Rocky Mountain and Western regions of the United States.

  •
  Coal Mining. Wyodak Resources Development Corporation mines and sells coal at our coal mine located near Gillette, Wyoming.

  •
  Energy Marketing. Enserco Energy, Inc. is engaged in the marketing of natural gas and crude oil, primarily in the Western and Mid-continent regions of the United States and in Canada.

        Our oil and gas segment, which operates through BHEP and its subsidiaries, acquires, explores, develops and produces natural gas and crude oil. As of December 31, 2007, we held operated interests in oil and gas properties totaling approximately 628 gross and 572 net wells located in the San Juan Basin of New Mexico and Colorado, the Powder River and Big Horn Basins of Wyoming, the Piceance Basin of Colorado, and the Nebraska section of the Denver Julesberg Basin. In our San Juan and Piceance Basin operations, we also own and operate natural gas gathering pipeline systems along with associated gas compression and treating facilities. As of December 31, 2007, we also held non-operated interests in oil and natural gas properties totaling approximately 608 gross and 78 net wells located in California, Colorado, Louisiana, Montana, North Dakota, Oklahoma, Texas and Wyoming.

        We also own a 44.7% non-operated interest in the Newcastle gas processing plant and associated gathering system located in Weston County, Wyoming. The Newcastle plant is adjacent to our producing properties in that area and our production accounts for the majority of the throughput at the Newcastle plant. The Newcastle plant is operated by Anadarko, Inc.

        Our power generation segment acquires, develops and operates unregulated power plants. We currently hold varying interests in independent power plants in Colorado, Nevada, Wyoming, California and Idaho with a total net ownership of 978 megawatts as of December 31, 2007. We also hold minority interests in several power-related funds with a net ownership interest of 11 megawatts.

        Our coal mining segment, which operates through our Wyodak Resources Development Corp. subsidiary, mines and processes low-sulfur, sub-bituminous coal at our Wyodak coal mine located in the Powder River Basin near Gillette, Wyoming.

        We market natural gas and crude oil in specific regions of the United States and Canada through our energy marketing segment. Our energy marketing operations are headquartered in Golden, Colorado, with a satellite sales office in Calgary, Alberta, Canada. We offer physical and financial wholesale energy marketing and offer storage and transportation services as well as price risk management products and services to a variety of customers, including natural gas distribution companies, municipalities, industrial users, oil and gas producers, electric utilities, other energy marketers and retail gas users.

        We are a South Dakota corporation. Our common stock is listed on the New York Stock Exchange under the symbol "BKH." Our principal and executive offices are located at 625 Ninth Street, Rapid City, South Dakota 57701 and our telephone number is (605) 721-1700. Our Internet address is www.blackhillscorp.com. Information on our website does not constitute part of this prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividends for each period indicated. The ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings consist of income from continuing operations (before adjustment for income taxes, minority interests in consolidated subsidiaries or income or loss from equity investees), plus fixed charges, amortization of capitalized interest and distributed income of equity investees and less interest capitalized, preference security dividend requirements of consolidated subsidiaries and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and an estimate of the interest within rental expense.

	Years Ended December 31,
	2003	2004	2005	2006	2007
Ratio of earnings to fixed charges	2.61x	2.62x	1.89x	2.78x	3.64x
Ratio of earnings to fixed charges and preferred stock dividends	2.59x	2.60x	1.88x	2.78x	3.64x

        No shares of preferred stock were outstanding during any of the periods subsequent to 2005.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities described in this prospectus for working capital and general corporate purposes, which may include:

  •
  repayment or refinancing of outstanding debt;

  •
  capital expenditures;

  •
  acquisitions;

  •
  investments; and

  •
  other business opportunities.

DESCRIPTION OF SENIOR DEBT SECURITIES

General

        The following description applies to the senior debt securities offered by this prospectus. The senior debt securities will be direct, unsecured obligations of Black Hills and will rank on a parity with all of our outstanding unsecured senior indebtedness. The senior debt securities may be issued in one or more series. The senior debt securities will be issued under an indenture between us and the trustee specified in the applicable prospectus supplement.

        The statements under this caption are brief summaries of the provisions contained in the indenture, do not claim to be complete and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

        The following describes the general terms and provisions of the senior debt securities to which any prospectus supplement may relate. The particular terms of any senior debt security and the extent, if any, to which these general provisions may apply to the senior debt securities will be described in the prospectus supplement relating to the senior debt securities.

        The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under it. Rather, the indenture provides that senior debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Senior debt securities may be denominated in any currency or currency unit we designate. Neither the indenture nor the senior debt securities will limit or otherwise restrict the amount of other debt which we may incur or the other securities which we may issue.

        Senior debt securities of a series may be issuable in registered form without coupons, which we refer to as "registered securities," or in the form of one or more global securities in registered form, which we refer to as "global securities."

        You must review the prospectus supplement for a description of the following terms, where applicable, of each series of senior debt securities for which this prospectus is being delivered:

  •
  the title of the senior debt securities;

  •
  the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the senior debt securities;

  •
  the priority of payment of the senior debt securities;

  •
  the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the senior debt securities will be issued;

  •
  the date or dates on which the principal of the senior debt securities will be payable;

  •
  the interest rate or rates, which may be fixed or variable, for the senior debt securities, if any, or the method of determining the same;

  •
  the date or dates from which interest, if any, on the senior debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

  •
  the extent to which any of the senior debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global senior debt security will be paid;

  •
  each office or agency where the senior debt securities may be presented for registration of transfer or exchange;

  •
  the place or places where the principal of and any premium and interest on the senior debt securities will be payable;

  •
  the date or dates, if any, after which the senior debt securities may be redeemed or purchased in whole or in part, (1) at our option or (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

  •
  the terms, if any, upon which the senior debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the authorized denomination or denominations for the senior debt securities;

  •
  the currency, currencies or units based on or related to currencies for which the senior debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the senior debt securities may be payable;

  •
  any index used to determine the amount of payments of principal of and any premium and interest on the senior debt securities;

  •
  the payment of any additional amounts with respect to the senior debt securities;

  •
  whether any of the senior debt securities will be issued with original issue discount;

  •
  information with respect to book-entry procedures, if any;

  •
  any additional covenants or events of default not currently included in the indenture relating to the senior debt securities; and

  •
  any other terms of the senior debt securities not inconsistent with the provisions of the indenture.

        If any of the senior debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of senior debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of senior debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

        A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New

York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

        Senior debt securities may be issued as original issue discount senior debt securities, which bear no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the senior debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

        If the senior debt securities are issued with "original issue discount" within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those senior debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a senior debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the public. To the extent a holder of a senior debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder's tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any senior debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in a prospectus supplement for those securities.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, senior debt securities will be issued only as registered securities. Senior debt securities issued as registered securities will not have interest coupons.

        Registered securities (other than a global security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other senior debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to registered securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Book-Entry Senior Debt Securities

        Senior debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of senior debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

  •
  check mailed to the address of the person entitled to the payment at the address in the applicable security register; or

  •
  wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the senior debt security is registered at the close of business on the regular record date for the payment.

Consolidation, Merger or Sale of Assets

        The indenture relating to the senior debt securities provides that we may, without the consent of the holders of any of the senior debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

  •
  any successor assumes our obligations on the senior debt securities and under the indenture; and

  •
  after giving effect to the consolidation, merger or transfer, no event of default (as defined in the indenture) will have happened and be continuing.

        Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an event of default which would entitle holders of the senior debt securities, or the trustee acting on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

Leveraged and Other Transactions

        The indenture and the senior debt securities do not contain provisions which would protect holders of the senior debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of senior debt securities.

Modification of the Indenture

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the senior debt securities. However, no modification or alteration may be made without the consent of the holder of each senior debt security affected which would, among other things,

  •
  modify the terms of payment of principal of or any premium or interest on the senior debt securities; or

  •
  reduce the percentage in principal amount of outstanding senior debt securities required to modify or alter the indenture.

Events of Default, Waivers, Etc.

        An "event of default" with respect to senior debt securities of any series is defined in the indenture to include:

  (1)
  default in the payment of principal of or any premium on any of the outstanding senior debt securities of that series when due;

  (2)
  default in the payment of interest on any of the outstanding senior debt securities of that series when due and continuance of such default for 30 days;

  (3)
  default in the performance of any of our other covenants in the indenture with respect to the senior debt securities of that series and continuance of such default for 60 days after written notice;

  (4)
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  (5)
  any other event that may be specified in a prospectus supplement with respect to any series of senior debt securities.

        If an event of default with respect to any series of outstanding senior debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of that series may declare the principal amount (or with respect to original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all senior debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive an event of default resulting in acceleration of the senior debt securities, but only if all events of default with respect to senior debt securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

        If an event of default occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of all the senior debt securities of that series. Prior to acceleration of maturity of the outstanding senior debt securities of any series, the holders of a majority in aggregate principal amount of the senior debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the senior debt securities of that series.

        The indenture provides that upon the occurrence of an event of default specified in clauses (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holders of any senior debt securities, the whole amount then due and payable on the affected senior debt securities for principal, premium, if any, and interest, if any. The indenture further provides that if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

        The indenture also provides that notwithstanding any of its other provisions, the holder of any senior debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the senior debt securities when due and that such right will not be impaired without the consent of that holder.

        We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the senior debt securities.

Satisfaction and Discharge

        The indenture provides, among other things, that when all senior debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the senior debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

Governing Law

        The indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Information concerning the trustee for a series of senior debt securities will be set forth in the prospectus supplement relating to that series of senior debt securities.

        We may have normal banking relationships with the trustee in the ordinary course of business.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General

        The following description applies to the subordinated debt securities offered by this prospectus. The subordinated debt securities will be unsecured, subordinated obligations of Black Hills. The subordinated debt securities may be issued in one or more series. The subordinated debt securities will be issued under an indenture between us and the trustee specified in the applicable prospectus supplement.

        The statements under this caption are brief summaries of the provisions contained in the indenture, do not claim to be complete and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

        The following describes the general terms and provisions of the subordinated debt securities to which any prospectus supplement may relate. The particular terms of any subordinated debt security and the extent, if any, to which these general provisions may apply to the subordinated debt securities will be described in the prospectus supplement relating to the subordinated debt securities.

        The indenture does not limit the aggregate principal amount of subordinated debt securities which may be issued under it. Rather, the indenture provides that subordinated debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Subordinated debt securities may be denominated in any currency or currency unit we designate. Neither the indenture nor the subordinated debt securities will limit or otherwise restrict the amount of other debt which we may incur or the other securities which we may issue.

        Subordinated debt securities of a series may be issuable in the form of registered securities or global securities.

        You must review the prospectus supplement for a description of the following terms, where applicable, of each series of subordinated debt securities for which this prospectus is being delivered:

  •
  the title of the subordinated debt securities;

  •
  the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the subordinated debt securities;

  •
  the priority of payment of the subordinated debt securities;

  •
  the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the subordinated debt securities will be issued;

  •
  the date or dates on which the principal of the subordinated debt securities will be payable;

  •
  the interest rate or rates, which may be fixed or variable, for the subordinated debt securities, if any, or the method of determining the same;

  •
  the date or dates from which interest, if any, on the subordinated debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for the interest payment dates;

  •
  the extent to which any of the subordinated debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global subordinated debt security will be paid;

  •
  each office or agency where the subordinated debt securities may be presented for registration of transfer or exchange;

  •
  the place or places where the principal of and any premium and interest on the subordinated debt securities will be payable;

  •
  the date or dates, if any, after which the subordinated debt securities may be redeemed or purchased in whole or in part, (1) at our option or (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

  •
  the terms, if any, upon which the subordinated debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

  •
  the authorized denomination or denominations for the subordinated debt securities;

  •
  the currency, currencies or units based on or related to currencies for which the subordinated debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the subordinated debt securities may be payable;

  •
  any index used to determine the amount of payments of principal of and any premium and interest on the subordinated debt securities;

  •
  the payment of any additional amounts with respect to the subordinated debt securities;

  •
  whether any of the subordinated debt securities will be issued with original issue discount;

  •
  information with respect to book-entry procedures, if any;

  •
  the terms of subordination;

  •
  any additional covenants or events of default not currently included in the indenture relating to the subordinated debt securities; and

  •
  any other terms of the subordinated debt securities not inconsistent with the provisions of the indenture.

        If any of the subordinated debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of subordinated debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of subordinated debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

        A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

        Subordinated debt securities may be issued as original issue discount securities, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the subordinated debt securities. There may be no periodic payments of interest on original issue discount securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the original issue discount security.

        If the subordinated debt securities are issued with "original issue discount" within the meaning of the Internal Revenue Code of 1986, as amended, then a holder of those subordinated debt securities will be required under the Internal Revenue Code to include original issue discount in ordinary income for federal income tax purposes as it accrues, in accordance with a constant interest method that takes into account the compounding of interest, in advance of receipt of cash attributable to that income. Generally, the total amount of original issue discount on a subordinated debt security will be the excess of the stated redemption price at maturity of the security over the price at which the security is sold to the public. To the extent a holder of a subordinated debt security receives a payment (at the time of acceleration of maturity, for example) that represents payment of original issue discount already included by the holder in ordinary income or reflected in the holder's tax basis in the security, that holder generally will not be required to include the payment in income. The specific terms of any subordinated debt securities that are issued with original issue discount and the application of the original discount rules under the Internal Revenue Code to those securities will be described in a prospectus supplement for those securities.

Registration and Transfer

        Unless otherwise indicated in the applicable prospectus supplement, subordinated debt securities will be issued only as registered securities. Subordinated debt securities issued as registered securities will not have interest coupons.

        Registered securities (other than a global security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other subordinated debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to registered securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

Book-Entry Subordinated Debt Securities

        Subordinated debt securities of a series may be issued in whole or in part in the form of one or more global securities. Each global security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of subordinated debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

  •
  check mailed to the address of the person entitled to the payment at the address in the applicable security register; or

  •
  wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

        Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the subordinated debt security is registered at the close of business on the regular record date for the payment.

Subordination

        The subordinated debt securities will be subordinated and junior in right of payment to some of our other indebtedness (which may include senior indebtedness for money borrowed) to the extent described in the applicable prospectus supplement. At December 31, 2007, we had an aggregate amount of $744.6 million of indebtedness that would be senior to any subordinated debt securities that we may issue.

Consolidation, Merger or Sale of Assets

        The indenture relating to the subordinated debt securities provides that we may, without the consent of the holders of any of the subordinated debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

  •
  any successor assumes our obligations on the subordinated debt securities and under the indenture; and

  •
  after giving effect to the consolidation, merger or transfer, no event of default (as defined in the indenture) will have happened and be continuing.

        Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an event of default which would entitle holders of the subordinated debt securities, or the trustee acting on their behalf, to take any of the actions described below under "—Events of Default, Waivers, Etc."

Leveraged and Other Transactions

        The indenture and the subordinated debt securities do not contain provisions which would protect holders of the subordinated debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of subordinated debt securities.

Modification of the Indenture

        The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the subordinated debt securities. However, no modification or alteration may be made without the consent of the holder of each subordinated debt security affected which would, among other things,

  •
  modify the terms of payment of principal of or any premium or interest on the subordinated debt securities;

  •
  adversely modify the subordination terms of the subordinated debt securities; or

  •
  reduce the percentage in principal amount of outstanding subordinated debt securities required to modify or alter the indenture.

Events of Default, Waivers, Etc.

        An "event of default" with respect to subordinated debt securities of any series is defined in the indenture to include:

  (1)
  default in the payment of principal of or any premium on any of the outstanding subordinated debt securities of that series when due;

  (2)
  default in the payment of interest on any of the outstanding subordinated debt securities of that series when due and continuance of such default for 30 days;

  (3)
  default in the performance of any of our other covenants in the indenture with respect to the subordinated debt securities of that series and continuance of such default for 60 days after written notice;

  (4)
  certain events of bankruptcy, insolvency or reorganization relating to us; and

  (5)
  any other event that may be specified in a prospectus supplement with respect to any series of subordinated debt securities.

        If an event of default with respect to any series of outstanding subordinated debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or with respect to original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all subordinated debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive an event of default resulting in acceleration of the subordinated debt securities, but only if all events of default with respect to subordinated debt securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

        If an event of default occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of all the subordinated debt securities of that series. Prior to acceleration of maturity of the outstanding subordinated debt securities of any series, the holders of a majority in aggregate principal amount of the subordinated debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the subordinated debt securities of that series.

        The indenture provides that upon the occurrence of an event of default specified in clauses (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holders of any subordinated debt securities, the whole amount then due and payable on the affected subordinated debt securities for principal, premium, if any, and interest, if any. The indenture further provides that if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

        The indenture also provides that notwithstanding any of its other provisions, the holder of any subordinated debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the subordinated debt securities when due and that such right will not be impaired without the consent of that holder.

        We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the subordinated debt securities.

Satisfaction and Discharge

        The indenture provides, among other things, that when all subordinated debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

Governing Law

        The indenture and the subordinated debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Information concerning the trustee for a series of subordinated debt securities will be set forth in the prospectus supplement relating to that series of subordinated debt securities.

        We may have normal banking relationships with the trustee in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, without par value. As of April 30, 2008, 38,405,402 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders may use cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding series of preferred stock, holders of our common stock are entitled to receive equally dividends as they may be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and the liquidation preference of any outstanding series of preferred stock.

        Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of our common stock are, and the shares of common stock we sell in any offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, without further action by our shareholders, to issue shares of undesignated preferred stock from time to time in one or more series and to fix the related number of shares and the designations, voting powers, preferences, optional and other special rights, and restrictions or qualifications of that preferred stock. The particular terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ from common stock and other series of preferred stock with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of additional series of preferred stock could:

  •
  decrease the amount of earnings and assets available for distribution to holders of common stock;

  •
  adversely affect the rights and powers, including voting rights, of holders of common stock; and

  •
  have the effect of delaying, deferring or preventing a change in control.

Depositary Shares

        We may issue fractional shares of preferred stock rather than full shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the prospectus supplement relating to such depositary shares) of a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all of the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. We will describe the material terms of the deposit agreement, the depositary shares and the depositary receipts in a prospectus supplement relating to the depositary shares. You should also refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Anti-Takeover Effects of South Dakota Law and Provisions of Our Charter and Bylaws

        South Dakota law and our articles of incorporation and bylaws contain certain provisions that may be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.

  Control Share Acquisitions

        The control share acquisition provisions of the South Dakota Domestic Public Corporation Takeover Act provide generally that the shares of a publicly held South Dakota corporation acquired by a person that exceed the thresholds of voting power described below will have the same voting rights as other shares of the same class or series only if approved by:

  •
  the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person; and

  •
  the affirmative vote of the majority of all outstanding shares entitled to vote, excluding all interested shares.

Each time an acquiring person reaches a threshold, an election must be held as described above before the acquiring person will have any voting rights with respect to shares in excess of such threshold. The thresholds which require shareholder approval before voting powers are obtained with respect to shares acquired in excess of such thresholds are 20%, 33 1/3% and 50%, respectively. We have elected in our articles of incorporation not to be subject to these provisions of South Dakota law.

  Business Combinations

        We are subject to the provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act. In general, Section 47-33-17 prohibits a publicly held South Dakota corporation from engaging in a "business combination" with an "interested shareholder", unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. Unless the interested shareholder has been an interested shareholder for at least four years, a business combination with the interested shareholder must be approved by the board of directors of the corporation prior to the date of the interested shareholder's acquisition of the corporation's voting stock, by the affirmative vote of all of the holders of all of the outstanding voting shares, or, under some circumstances, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive of those shares beneficially owned by the interested shareholder or any of its affiliates or associates. After the four year period has elapsed, the business combination must still be approved, if not previously approved in the manner prescribed, by the affirmative vote of the holders of a majority of the outstanding voting shares exclusive, in some instances, of those shares beneficially owned by the interested shareholder or any of its affiliates or associates. Generally, an

"interested shareholder" is a person who, together with affiliates and associates, beneficially owns, directly or indirectly, 10% or more of the corporation's voting stock. A "business combination" includes a merger, a transfer of 10% or more of the corporation's assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation's outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder. The provisions of Section 47-33-17 of the South Dakota Domestic Public Corporation Takeover Act may delay, defer or prevent a change in control of us without the shareholders taking further action.

        The South Dakota Domestic Public Corporation Takeover Act further provides that our board, in determining whether to approve a merger or other change of control, may take into account both the long-term as well as short-term interests of us and our shareholders, the effect on our employees, customers, creditors and suppliers, the effect upon the community in which we operate and the effect on the economy of the state and nation. This provision may permit our board to vote against some proposals that, in the absence of this provision, it would otherwise have a fiduciary duty to approve.

  Fair Price Provision

        Our articles of incorporation require the affirmative vote of the holders of 80% or more of the outstanding shares of our voting stock to approve any "business transaction" with any "related person" or any "business transaction" in which a "related person" has an interest. However, if a majority of the members of our board who are not affiliated with the related party approve the business transaction, or if the cash or fair market value of any consideration received by our shareholders pursuant to a business transaction meets certain enumerated requirements, then the 80% voting requirement will not be applicable. Generally, our articles of incorporation define a "business transaction" to include a merger, asset or stock sale. Our articles of incorporation generally define a "related person" as any person or entity that, together with its affiliates and associates, beneficially owns 10% or more of our outstanding voting stock. The likely effect of this provision is to delay, defer or prevent a change in control.

  Board Composition

        Our articles of incorporation and bylaws provide for a staggered board of directors divided into three classes, with the term of office of one class expiring each year. Our articles of incorporation and bylaws also provide that our directors may be removed only for cause and by the affirmative vote of the majority of the remaining members of the board of directors. The likely effect of our staggered board of directors and the limitation on the removal of directors is an increase in the time required for the shareholders to change the composition of our board of directors.

  Authorized but Unissued Shares

        The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Our board of directors has no present intention to issue any new series of preferred stock; however, our board has the authority, without further shareholder approval, to issue one or more series of preferred stock that could, depending on the terms of the series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue such stock based on its judgment as to the best interest of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors does not intend to seek shareholder approval prior to any issuance of stock, unless otherwise required by law or the rules of the stock exchange on which our common stock is listed.

  Shareholder Action by Written Consent Must Be Unanimous

        South Dakota law provides that any action which may be taken at a meeting of shareholders may be taken without a meeting if a written consent, setting forth the action taken, is signed by all of the shareholders entitled to vote with respect to the action taken. This provision prevents holders of less than all of our common stock from unilaterally using the written consent procedure to take shareholder action.

Transfer Agent

        The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. Its address is P.O. Box 64856, St. Paul, Minnesota 55164-0856, and its telephone number for shareholder services is (800) 468-9716.

DESCRIPTION OF WARRANTS

Offered Warrants

        We may issue warrants that are debt warrants or equity warrants. We may offer warrants separately or together with one or more additional warrants or debt or equity securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date.

  Debt Warrants

        We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale.

  Equity Warrants

        We may also issue, together with equity securities or separately, warrants to purchase, including warrant spreads, shares of our common or preferred stock on terms to be determined at the time of sale.

General Terms of Warrants

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants and warrant spreads:

  •
  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

  •
  the currency with which the warrants may be purchased;

  •
  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

  •
  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

  •
  any applicable material United States federal income tax consequences;

  •
  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, determination agents or other agents;

  •
  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  the terms of the securities issuable upon exercise of the warrants;

  •
  the antidilution provisions of the warrants, if any;

  •
  any redemption or call provisions;

  •
  the exercise price and procedures for exercise of the warrants;

  •
  the terms of any warrant spread and the market price of our common stock which will trigger our obligation to issue shares of our common stock in settlement of a warrant spread;

  •
  whether the warrants are to be sold separately or with other securities as part of units; and

  •
  any other terms of the warrants.

Significant Provisions of the Warrant Agreements

        We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive, and holders of warrants should review the detailed description of the relevant warrant agreement included in any prospectus supplement.

  Modifications Without Consent of Warrantholders

        We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

  •
  cure any ambiguity;

  •
  cure, correct or supplement any defective or inconsistent provision; or

  •
  amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

  Enforceability of Rights of Warrantholders

        The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property, if any, purchasable upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

  Registration and Transfer of Warrants

        Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

  New York Law to Govern

        The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock or any of the other securities that we may sell under this prospectus (or a range of principal amount or number of shares pursuant to a predetermined formula) at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders' obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and in some circumstances we may deliver newly issued prepaid purchase contracts, often referred to as "prepaid securities," upon release to a holder of any collateral securing such holder's obligations under the original purchase contract.

        The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, such other securities or obligations. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements, relating to the purchase contracts.

 DESCRIPTION OF UNITS

        We may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

  •
  the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and/or common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  •
  a description of the terms of any unit agreement governing the units; and

  •
  a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

        From time to time, we may sell the securities offered by this prospectus:

  •
  through underwriters or dealers;

  •
  through agents;

  •
  directly to purchasers; or

  •
  through a combination of any of these methods of sale.

This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement. Any underwriter, dealer or agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

        The applicable prospectus supplement relating to the securities will set forth:

  •
  their offering terms, including the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the securities and the net proceeds we may receive from the sale;

  •
  any underwriting discounts, fees, commissions and other items constituting compensation to underwriters, dealers or agents;

  •
  any initial public offering price;

  •
  any discounts, commissions or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

  •
  any securities exchanges on which the securities may be listed.

        If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions,

  •
  at a fixed price or prices which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the offered securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

        Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        Each class or series of securities will be a new issue of securities with no established trading market, other than our common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

LEGAL OPINIONS

        The validity of the securities offered by this prospectus will be passed upon for Black Hills Corporation by Steven J. Helmers, Senior Vice President-General Counsel of Black Hills, with respect to matters governed by South Dakota law, and by Conner & Winters, LLP, Tulsa, Oklahoma, special counsel to Black Hills, with respect to matters governed by New York law. Certain legal matters will be passed upon for Black Hills by Conner & Winters, LLP, Tulsa, Oklahoma, and for the underwriters, dealers, or agents, if any, by their own legal counsel. Mr. Helmers owns, directly or indirectly, 27,002 shares of our common stock, and holds options to purchase an additional 19,110 shares.

 EXPERTS

        The financial statements, the related financial statement schedule, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of Black Hills Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the adoption of new accounting standards and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2007 included in our Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference in this prospectus from the reserve report of Cawley, Gillespie & Associates, Inc., independent petroleum engineers, given on the authority of Cawley, Gillespie & Associates, Inc. as experts in such matters.

        We have derived the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 2006 and as of December 31, 2005 included in our Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference in this prospectus from the reserve report of Ralph E. Davis Associates, Inc., independent petroleum engineers, given on the authority of Ralph E. Davis Associates, Inc. as experts in such matters.

 WHERE YOU CAN FIND MORE INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) that we have filed with the SEC under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered by this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

        We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement and the reports and other information we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website which provides online access to reports, proxy and information statements and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. Information that we file later with the SEC will also automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we previously filed with the SEC (SEC File No. 1-31303) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) until the termination of the offering made under this prospectus:

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

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  Our Current Reports on Form 8-K filed on January 18, 2008, February 1, 2008, February 19, 2008, March 27, 2008, April 30, 2008 and May 1, 2008; and

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  The description of our common stock contained in our registration statement on Form 8-A, dated April 19, 2002, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

        These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain a copy of these filings, at no cost, from our Internet website (www.blackhillscorp.com) or by writing or telephoning us at the following address:

  Black Hills Corporation
  625 Ninth Street
  Rapid City, South Dakota 57701
  Attention: Investor Relations
  (605) 721-1700